Exhibit 10.17

AGREEMENT FOR PURCHASE AND SALE
OF REAL ESTATE

By and Between

HIGHWOODS REALTY LIMITED PARTNERSHIP,

HIGHWOODS SERVICES, INC.

and

COUNTRY CLUB PLAZA KC PARTNERS LLC,

THE MACERICH PARTNERSHIP, L.P.
and
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

Dated: December 21, 2015

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ii

AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE
THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE (the “Agreement”) is made and entered into as of this 21st day of December, 2015 (the “Effective Date”), by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Seller”), and HIGHWOODS SERVICES, INC., a North Carolina corporation (“HSI”) and COUNTRY CLUB PLAZA KC PARTNERS LLC, a Delaware limited liability company (“Purchaser”), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (“Macerich”), and THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP, a Delaware limited partnership (”Taubman”). Macerich and Taubman are executing this Agreement solely for the purpose of agreeing to be liable to Seller, severally and not jointly, each, for and only for (i) the payment of the Extension Payment Obligation (as set forth in Paragraph 2(a) hereof, (ii) Purchaser’s Continuing Obligations (as described in Paragraph 9(e) hereof, and (iii) the provisions of Section 13 hereof.
WITNESSETH:
WHEREAS, the parties desire to enter into this Agreement to set forth all of the terms, conditions, and provisions with respect to the purchase and sale of certain property hereinafter described; and
WHEREAS, HSI is executing this Agreement solely for the purpose of agreeing to sell the Bonds (as hereinafter defined) and providing its consent to the assignment of the Related 1998 Bond Documents (as hereinafter defined), and to make the representations and warranties of HSI set forth in Paragraph 7(g) of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the payment of earnest money, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.PURCHASE AND SALE OF PROPERTY, BONDS AND RELATED DOCUMENTS. Subject to the terms and conditions of this Agreement, Seller shall sell, convey and assign to Purchaser, and Purchaser shall purchase all rights, title and interest of Seller relating to the following described property (all of which is hereinafter collectively referred to as the “Property”):
(a)That certain tract of real estate located in Jackson County, Missouri, which real estate is legally described as Tract 17 on Exhibit A-1 to that Effective Date Letter between Seller and Purchaser dated of even date herewith (the “Side Letter”), which Side Letter is made a part hereof, together with (i) all and singular easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto and (ii) any and all oil, gas and mineral rights relating to such real estate, water and water rights, ditch and any other rights to use and appropriate water from or relating to such real estate (collectively, the “Land”).
(b)All of Seller’s right, title and interest in and to all strips and gores of land located on or adjacent to the Land, and all rights, privileges, and easements appurtenant to the Land, including all water rights, rights-of-way, roadways, parking areas, roadbeds, alleyways and reversions or other appurtenances used in connection with the beneficial use of the Land.
(c)All improvements and fixtures located on the Land and owned by Seller including, without limitation, the buildings (the “Buildings”), structures and amenities currently located on the Land, all fixtures, apparatus, equipment, vaults, machinery and built-in appliances used in connection with the operation and occupancy of the Land, including, without limitation, heating and air conditioning systems, electrical systems, plumbing systems, sprinkler and other fire protection and life safety systems, refrigeration, ventilation, or other facilities or services on the Land (all of which are together hereinafter called the “Improvements”) (The Land and the Improvements are sometimes referred to herein as the “Premises”).
(d)The personal property owned by Seller currently used solely in connection with the Premises and the operation thereof identified for Tract 17 on Exhibit B of the Side Letter . (the “Personal Property”). The definition of Personal Property used herein shall exclude all personal property located on the Premises owned by tenants of the Buildings (the “Tenants”), or contractors who provide service to the Buildings or that is not otherwise owned by Seller.
(e)To the extent in Seller’s possession or control, all right, title and interest of Seller in the Seller Survey (as defined in Paragraph 4(b) below), blue prints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing plans and specifications), all books, records, receivables aging and collection reports, tenant or leasing files, and maintenance records related to the operation of the Premises, and other documentation for or with respect to the Property or any part thereof; all use, occupancy, building and operating permits, licenses, development rights, entitlements, and approvals relating to the Property or any part thereof; to the extent assignable, all existing guarantees and warranties issued in connection with the purchase, construction, alteration, installation or repair of all or any portion of the Property as described for Tract 17 on Exhibit B-1 attached to the Side Letter; to the extent assignable, all construction drawings, soil tests, and recently procured environmental reports related to the Premises. To the extent consents and reliance letters are required in order for Seller to effectively assign to Purchaser the items set forth in this Paragraph 1(e), Seller will use commercially reasonable efforts to procure such consents and reliance letters, provided the cost thereof is de minimis.
(f)All right, title and interest of Seller in and to the Leases (as hereinafter defined) and, to the extent assignable, and except as provided below, Service Contracts (as hereinafter defined), which, except as provided below, Purchaser will assume at Closing, and all other intangible personal property, now or hereafter owned by Seller or in which Seller otherwise has an interest and used in connection with or arising from the operation of the Premises, or any part thereof, alone or with the Companion Properties, including, without limitation, lease and other contract rights, unexpired warranties (to the extent assignable), the domain name www.countryclubplaza.com, and trade names and trademarks, logos, service marks, copyrights, assumed names, brand names, certification marks, d/b/a’s, symbols, and fictitious names adopted or owned by Seller and utilized in connection with the Premises alone or with one or more of the Companion Properties, including Seller’s trade name “Country Club Plaza” and any trademark utilized in connection therewith, and the names of the Buildings, but excluding (i) the name Highwoods or Highwoods Properties, or any derivation thereof and trademarks adopted by Seller or any of its affiliates which identifies the name Highwoods; and (ii) the website operated under the domain name set forth above and all of its content. A list of all current leases affecting the Premises or any part thereof (hereinafter the “Leases”) is attached to the Side Letter as Exhibit C for Tract 17 (with such list being referred to herein as the “List of Leases”). The term “Leases” shall also include any modifications, amendments, renewals or extensions of existing Leases or any new lease in either case entered into by Seller in accordance with Paragraph 3(c) below, any guaranty of any Lease, and all security deposits given in connection therewith. A list of all service and maintenance agreements and any other agreements, contracts, licenses and permits affecting or pertaining in any way to the operation of the Property or any part thereof, exclusive of the Leases but including any property management agreements, employment agreements, sponsorship agreements and purchase agreements (the “Service Contracts”) is attached to the Side Letter as Exhibit D. Seller shall terminate all unassignable contracts, employment agreements, purchase agreements and management agreements affecting or pertaining to the Property by no later than the Closing Date, and Seller shall specifically indicate on Exhibit D which contracts and agreements those are. Except as set forth below, Purchaser shall have the right, by written notice to Seller prior to expiration of the Due Diligence Period (as hereinafter defined), to require Seller to terminate any of the Service Contracts listed on Exhibit D by no later than the Closing Date and Purchaser shall have no obligation to assume any such Service Contracts which are specified to be terminated; provided Purchaser will not terminate any sponsorship agreements listed on Exhibit D, and Purchaser will assume any Service Contract, to the extent of obligations arising after the Closing which Purchaser fails to require (prior to the end of the Due Diligence Period) that Seller terminate prior to Closing as set forth above.
(g)All of Seller’s rights and all of Seller’s obligations set forth in those documents executed and delivered in connection with the issuance of the Bonds (the “Related 1998 Bond Documents”), including but not limited to, the following:
(i)Cooperative Agreement for Project Financing dated February 1, 1998, among the City of Kansas City, Missouri, Tax Increment Financing Commission of Kansas City, Missouri, and J.C. Nichols Company;
(ii)Financing Agreement dated February 1, 1998, by and among the City of Kansas City, Missouri, Tax Increment Financing Commission of Kansas City, Missouri, J.C. Nichols Company, and Commerce Bank, N.A.;
(iii)Trust Indenture dated February 1, 1998, by and between Tax Increment Financing Commission of Kansas City, Missouri, and Commerce Bank, N.A.;
(iv)Ground Lease dated February 1, 1998, by and between J.C. Nichols Company, Tax Increment Financing Commission of Kansas City, Missouri; and
(v)Garage Management Agreement dated February 1, 1998, by and between J.C. Nichols Company, Tax Increment Financing Commission of Kansas City, Missouri.
(h)All of Seller’s rights and all of Seller’s obligations with respect to the Property set forth in the Agreement dated October 22, 1997 between the Tax Increment Financing Commission of Kansas City, Missouri (the “TIF Commission”) and J.C. Nichols Company for the Implementation of the Country Club Plaza Tax Increment Financing Plan (the “TIF Contract”).
(i)All of Seller’s non-exclusive right to access and use 105 parking spaces reserved for Seller’s benefit within any parking facility now or hereinafter existing on that property described in the deed dated February 15, 2008, by and between Highwoods Realty Limited Partnership, as Grantor, and Hood Plaza, LLC, as Grantee, by Instrument Number 2008E0017619 filed in the Real Estate Records of Jackson County, Missouri.
(j)Seller’s right, title, and interest in and to all other personal property and real estate assets or rights, or interest in real estate or personal property,  owned or held by Seller and located on the Property (exclusive of personal property owned by Seller that is located in Seller’s division office and is not used solely in the operation of the Property and/or not otherwise shown on Exhibit B, or otherwise used in the ownership or operation of the Property, alone or with the other Companion Properties, not otherwise included in Paragraphs 1(c), 1(d), and 1(e).

Subject to the terms and conditions of this Agreement, HSI shall sell, convey and assign to Purchaser, and Purchaser shall purchase from HSI, those Taxable Tax Increment Revenue Bonds, Series 1998 (47th & Penn Redevelopment Project) owned by HSI (the “Bonds”).

2.PURCHASE PRICE; BOND PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller and HSI for the Property and the Bonds (the “Purchase Price”) is as set forth in the Side Letter. The Purchase Price (exclusive of the portion attributable to the Bond Purchase Price [as defined below]) is subject to prorations and adjustments as provided below in this Agreement, and shall be paid as follows:
(a)    Within two (2) Business Days after the Effective Date (as defined in Section 14 below), Purchaser shall pay and deliver to Chicago Title Insurance Company, c/o Maxine J. Lievois, Esq., 1050 Wilshire Drive, Suite 310, Troy, Michigan 48084 (the “Title Company” or “Escrowee”), in United States currency, the sum set forth in the Side Letter as “Earnest Money” for Tract 17 as a down payment of the Purchase Price (such amount, together with all interest earned thereon, being referred to herein as the “Earnest Money”). If, prior to Closing (as defined in Paragraph 5(a) below), Seller notifies Purchaser of its intent to postpone the Closing Date for up to thirty (30) days as set forth in Paragraph 5(a)(i) below, and in the further event Purchaser shall default under this Agreement, and as a result thereof the Earnest Money is payable to Seller, Purchaser shall be obligated to pay to Seller (in addition to the Earnest Money being paid to Seller as a result of Purchaser’s default) the sum set forth in the Side Letter as the “Extension Obligation Payment” for Tract 17 (the “Extension Obligation Payment”), which Extension Obligation Payment shall be payable by Purchaser to Seller within five (5) Business Days after the Escrow Agent has paid the Earnest Money to Seller as a result of Purchaser’s default hereunder. Macerich and Taubman agree to be liable to Seller, severally, and not jointly, each, for and only for (i) the payment of the Extension Obligation Payment (as set forth in Paragraph 2(a) hereof, and (ii) Purchaser’s Continuing Obligations (described in Paragraph 8(e) hereof.
The Title Company shall hold the Earnest Money in trust for the mutual benefit of the parties. If Purchaser so directs the Escrowee, Escrowee shall invest the Earnest Money in an interest bearing savings account or short term U.S. Treasury Bills or similar cash equivalent securities. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number and shall be payable to Purchaser or Seller as set forth herein. The Earnest Money shall be held by Escrowee pursuant to a joint order escrow agreement between Seller and Purchaser in the form of the Escrow Agreement attached as Exhibit E to the Side Letter.
If the transaction contemplated by this Agreement closes in accordance with the terms and conditions of this Agreement, at Closing, the Earnest Money shall be delivered by the Escrowee to Seller as payment toward the Purchase Price. Notwithstanding anything to the contrary contained herein, if a contingency or condition set forth in this Agreement for the benefit of Purchaser is not satisfied or removed and if this Agreement is terminated by Purchaser pursuant to any of the terms hereof for any reason other than solely by reason of a default on the part of Purchaser, the Earnest Money shall be delivered by the Escrowee to Purchaser, together with any and all interest earned thereon, without deduction or setoff. If the transaction fails to close solely due to a default on the part of Purchaser, the Earnest Money, including all interest accrued thereon, shall be delivered by the Escrowee to Seller as its sole and exclusive remedy (provided Purchaser shall be responsible for its Continuing Obligations [as hereinafter defined in Paragraph 8(e) below] regardless of the amount thereof).
(b)    At Closing, Purchaser shall pay to Seller the Purchase Price less the Earnest Money delivered by the Escrowee to Seller, subject to the adjustments and prorations required by this

Agreement, by wire transfer of federal funds to an account designated by Seller in writing by notice to Purchaser (unless the Closing is conducted through escrow with Escrowee, in which case the funds shall be wire transferred to Escrowee) (such amount, as adjusted, being referred to herein as the “Cash Balance”). Provided Seller delivers a gap indemnity to the Title Company as contemplated herein by Paragraph 5(b)(12) acceptable to the Title Company, Purchaser’s lender, if any, agrees to release funds prior to recordation of the applicable Closing Documents, and all of the conditions in Purchaser’s closing escrow instructions are satisfied, the Cash Balance shall be wire transferred to Seller’s designated account before any Closing Documents described in Paragraph 5(b) which are required to be recorded, are in fact recorded.
(c)    At Closing, Purchaser, or an affiliate of Purchaser, shall pay to HSI Eleven Million One Hundred Ninety Five Thousand and no/100 Dollars ($11,195,000.00) (the “Bond Purchase Price”), which amount is included in the Purchase Price. The Bond Purchase Price shall be payable at Closing by wire transfer of federal funds to an account designated by HSI in writing.
(d)    Purchaser shall also pay to Seller, upon the execution hereof, One Hundred and no/100 Dollars ($100.00) as independent consideration for this Agreement and the terms and provisions hereof (the “Independent Consideration”).

3.    OPERATION OF PROPERTY THROUGH CLOSING. From the Effective Date through and including the first to occur of (i) the termination of this Agreement or (ii) the Closing Date:
(a)    Seller shall manage and operate the Property in the same manner that it is currently managing same, shall timely perform all of Seller’s obligations under the Leases and Service Contracts, keep the Premises and the tangible Personal Property in the same condition and repair as exists as of the date hereof, ordinary wear and tear and casualty damage excepted, and maintain the current casualty insurance policies insuring the Property and the Personal Property as they currently exist.
(b)    Without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole and absolute discretion, Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, or enter into any agreement to do so, nor shall Seller initiate, consent to, approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, other than (i) such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part thereof, (ii) Seller’s support of Kansas City, Missouri’s proposed amendment to Chapter 88 of the Kansas City, Missouri Zoning and Development Code (Case No. 254-S-315, as reflected by that City Planning and Development Department, Development Management Division’s Staff Report dated December 15, 2015, Applicant Jeffrey Williams, Director of City Planning and Development), provided, Seller will not take any direct action in connection with such support without prior notice to Purchaser and affording Purchaser an opportunity to participate therein, (iii) leases and modifications thereof as set forth in Paragraph 3(c) below, and (iv) general utility easements if necessary for the proper operation thereof.
(c)    During the Due Diligence Period (as defined in Section 8 below), Seller shall not enter into new leases and service contracts, and terminate, modify, renew, extend or amend any existing Lease or Service Contract with respect to the Property without Purchaser’s consent, not to be unreasonably withheld or delayed by Purchaser. After the expiration of the Due Diligence Period, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, Seller shall not terminate, modify, extend, or amend any Service Contract or Lease or enter into any new service contract or lease with respect to the Property. Seller shall deliver written notice to Purchaser requesting Purchaser’s consent to any termination, modification, extension or amendment, or any new lease or service contract, which notice shall include all pertinent terms and conditions of such termination, modification, extension, amendment, or new lease or service contract, and information with respect to any third party agreements for the payment of real estate commissions or tenant improvement costs in connection therewith. If Purchaser fails to grant or deny its consent within five (5) business days following receipt of such written notice, then Purchaser’s consent shall be deemed given, so long as Seller’s request contains the following legend in capital letters of not less than twelve-point type: “IF PURCHASER FAILS TO PROVIDE THE DISAPPROVAL OR APPROVAL REQUESTED IN THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE, PURCHASER’S APPROVAL WILL BE DEEMED TO HAVE BEEN GIVEN.” Any modification, extension, amendment, or any new lease or service contract entered into in accordance with this Paragraph 3(c) shall be deemed a “Lease” or “Service Contract” subject to the covenants, representations and warranties set forth in this Agreement with respect to Leases and Service Contracts.
(d)    Seller shall perform all of its obligations under the Leases and Service Contracts.
(e)    Seller shall promptly advise Purchaser of (i) any litigation, arbitration proceeding or administrative hearing (including condemnation) before any governmental body or agency which affects the Property and of which Seller is aware, and (ii) receipt of a written notice of any default by Seller under any Service Contract. Lease or other contract affecting the Property, or any such written notice given by Seller.
(f)    Seller shall not, without the prior written approval of Purchaser, cancel, amend or modify, in a manner adverse to the Property, any license or permit held by Seller with respect to the Property or any part thereof which would be binding upon Purchaser after the Closing, other than in the ordinary course of business consistent with past practices.
(g)    Seller shall not commence any new proceeding to contest taxes with respect to the Property without Purchaser’s prior written consent, not to be unreasonably withheld.
(h)    Seller will not institute any proceedings for termination or eviction against a tenant without Purchaser’s prior approval which approval shall be in Purchaser’s reasonable discretion. Seller shall not institute a proceeding for delinquent rent (including, without limitation, base rent, percentage rent, tax, CAM, insurance or other payments due under any Lease) without Purchaser’s approval, which approval shall be in Purchaser’s sole discretion; provided, however, notwithstanding anything contained herein to the contrary, Purchaser’s approval shall not be unreasonably withheld in connection with Seller instituting any such proceedings prior to the Closing if such actions are reasonably consistent with Seller’s operation of the Property in the ordinary course of business consistent with past practice.

4.    STATUS OF TITLE TO PROPERTY.

(a)State of Title. At Closing, Seller shall convey to Purchaser the entire fee simple estate in and to the Land by a recordable special warranty deed, subject only to: (i) the Permitted Exceptions (as defined in Paragraph 4(b)(iii)); (ii) the lien of general real estate taxes for the current year and subsequent years which are not yet due or payable, and (iii) the rights of the Tenants under the Leases as Tenants only, and provided further, that notwithstanding the foregoing or any other provisions of this Agreement to the contrary, Seller shall pay and have discharged or released at or prior to Closing (x) all mortgages, deeds of trust, deeds to secure debt, collateral assignments of leases and rents, UCC financing statements and mechanics liens affecting or encumbering any part of the Property and (y) all other liens and encumbrances and judgments, etc. of a definite ascertainable amount (collectively the “Monetary Liens”) and in no event shall the term “Permitted Exceptions” include any Monetary Liens whether or not Purchaser objects thereto.

(b)    Survey and Title Matters.

(i)    Survey Matters. On or before the third (3rd) business day after the Effective Date, Seller will cause a survey of the Premises recently procured by Seller (the “Seller Survey”) to be delivered to Purchaser. The Purchaser may procure its own survey of the Premises, or may procure updates of the Seller Survey (either of which is hereinafter referred to as “Purchaser Survey”).

(ii)    Title Commitment. On or before the fifth (5th) business day after the Effective Date, Seller shall deliver to Purchaser (i) a current commitment for an owner’s policy of title insurance issued by the Title Company committing to insure the fee simple title to the Land (the “Title Commitment”) setting forth the status of title of the Land and committing the Title Company to issue to Purchaser at then-current standard premium rates an ALTA owner’s policy of title insurance (using Form 2006) insuring Purchaser’s fee simple interest in the Land in the amount of the Purchase Price, without the standard exceptions, and insuring the “gap” (the “Title Insurance Policy”), and (ii) a legible copy of all recorded instruments (if any) that are disclosed in Schedule B-Section 2 of the Title Commitment.

(iii)    Survey and Title Objections. Prior to the expiration of the Due Diligence Period, Purchaser may give Seller written notice of any objections which Purchaser has to Seller’s title to the Land, including without limitation, objections that are revealed by the Seller Survey and the Purchaser Survey, and any objection to the Schedule B-Section 2 exceptions encumbering the Land set forth in the Title Commitment or to any other matter in the Title Commitment (“Unacceptable Title Matters”), except that Purchaser need not give notice of any Monetary Liens, as all Monetary Liens shall be deemed to be Unacceptable Title Matters subject to Seller’s obligation to remove the same as set forth in this Paragraph 4(b)(iii). If Purchaser gives notice of Unacceptable Title Matters as permitted above, Seller may have twenty (20) days from receipt of such notice (the “Cure Period”) to have such Unacceptable Title Matters cured or removed in a manner satisfactory to Purchaser in its sole and absolute discretion, or to give Purchaser written notice of Seller’s inability or refusal to cure or remove the Unacceptable Title Matters (but notwithstanding anything contained herein or elsewhere in this Agreement to the contrary, Seller shall cause all Monetary Liens to be discharged and released on or prior to Closing). If such Unacceptable Title Matters are not properly cured or removed in a manner satisfactory to Purchaser in its sole and absolute discretion, within the Cure Period, Purchaser may either elect (i) to terminate this Agreement and receive a refund of the Earnest Money, or (ii) to accept and approve all Unacceptable Title Matters (except Seller must remove Monetary Liens), in which case they will become Permitted Exceptions, and to complete the purchase of the Property (provided however, that if Seller shall fail to remove any Monetary Lien, Purchaser shall also retain and have all the rights set forth in Paragraph 11(a)(i) and (ii) of this Agreement) as well as the right to pay such Monetary Lien(s) by deducting from the Purchase Price amounts to have such Monetary Lien(s) extinguished. Purchaser shall notify Seller of its choice of (i) or (ii) above within ten (10) Business Days following the expiration of the Cure Period; provided, however, if Purchaser fails to notify Seller of its election within said ten (10) Business Day period, Purchaser shall be deemed conclusively to have elected the option set forth in (i) immediately above. Any matter not revealed in the Title Commitment and discovered by the Purchaser or the Title Company and added to the Title Commitment prior to Closing (collectively “Intervening Title Matters”) shall be governed by the terms of Paragraph 4(b)(iv) below. In the event Seller elects to cure an Unaccepted Title Matter and such cure requires more than twenty (20) days to effectuate such cure, the Closing may be extended by Seller, if necessary, to accommodate the time periods referenced in this Section for Seller’s cure of an Unacceptable Title Matter, but not longer than twenty (20) days. The term “Permitted Exceptions” means all exceptions to Seller’s title identified on Section B-Schedule 2 of the Title Commitment and matters shown on the Purchaser Survey which in either case are not objected to by Purchaser and those Unacceptable Title Matters which are either cured by Seller as provided herein or the objection to which is subsequently waived by Purchaser in writing.

(iv)    Intervening Title Objections. In the event there are any Intervening Title Matters which are discovered by or disclosed to Purchaser prior to Closing, the Purchaser shall advise Seller of same and the Closing shall be postponed for no more than seven (7) days in order to permit Seller a reasonable opportunity to cure or remove same in a manner satisfactory to Purchaser in its sole and absolute discretion. If Seller does not cure or remove the Intervening Title Matters within the 7-day period referenced above in a manner satisfactory to Purchaser in its sole and absolute discretion, Purchaser shall elect within ten (10) business days following the end of such 7-day period either (i) to waive its objection(s) to such Intervening Title Matters(s) (except for Monetary Liens and any matters created by Seller after the date of the Title Commitment which Seller shall discharge and pay or otherwise correct at or prior to Closing) and to close its purchase of the Property with no reduction in the Purchase Price, in which event such Intervening Title Matter(s) shall (except for any Monetary Liens) be deemed Permitted Exceptions for purposes of this Agreement, or (ii) to terminate this Agreement and receive a refund of the Earnest Money. If Purchaser fails to notify Seller of its election within said ten (10) business day period, Purchaser shall be deemed conclusively to have elected the option set forth in (i) immediately above.

5.    CLOSING.

(a)Closing Date. The Closing of the transaction contemplated by this Agreement (that is, the payment of the Cash Balance, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur at the offices of the Title Company on February 1, 2016, subject to extension by Seller (i) for a period of up to thirty (30) days in Seller’s sole discretion upon five (5) Business Days’ prior written notice by Seller to Purchaser, and (ii) as provided in this Agreement to allow Seller to cure an Unacceptable Title Matter, and/or procure the Tax Increment Financing Commission’s consents set forth in Paragraphs 9(a)(4) and 9(a)(5) (the “TIF Consents”), or at such other time and place as Seller and Purchaser shall subsequently agree upon in writing (the “Closing Date”). With respect to an extension of the Closing Date to obtain the TIF Consents, in the event the TIF Consents have not been procured by the Closing Date, Purchaser shall have the right to extend the Closing Date on a month to month basis, up to a maximum of six (6) months. The Closing may take place in escrow through the Title Company by delivery of documents and escrow instructions to the Title Company. Except as set forth in Paragraph 12(c) hereof, time is of the essence with respect to the Closing Date. The Closing and Purchaser’s obligation to close shall be subject to the satisfaction of the conditions precedent set forth in Section 9 herein, unless waived in writing by Purchaser.

(b)Closing Documents.

(i)    Seller. Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser an unexecuted copy of each of the following (the original of each, in form and substance acceptable to Purchaser to be executed, if necessary, and delivered one (1) Business Day prior to Closing to the Escrowee):
(1)    a special warranty deed for the Land in the form attached to the Side Letter as Exhibit F (the “Deed”), subject only to the Permitted Exceptions (exclusive of Monetary Liens which must be removed by Seller, it being understood that Seller has no obligation to remove any Permitted Exceptions other than Monetary Liens), sufficient to transfer and convey to Purchaser fee simple and marketable title to the Land as required by this Agreement, and otherwise in form acceptable to the Title Company;
(2)    a bill of sale in form attached to the Side Letter as Exhibit G, sufficient to transfer to Purchaser title to the tangible Personal Property and containing appropriate warranties of title and condition as required by this Agreement;
(3)    a letter in the form attached to the Side Letter as Exhibit G-1 advising the Tenants under the Leases of the change in ownership of the Premises and directing them to pay rent and other sums to Purchaser or as Purchaser may direct, and a letter in form attached to the Side Letter as Exhibit G-2 advising all vendors under those Service Contracts, and any other contracts assumed by Purchaser, of the change in ownership thereof and directing them to deal with Purchaser or its designee from and after the Closing with respect to any such Service Contracts;
(4)    any and all affidavits, certificates or other documents required by the Title Company (and reasonably approved by Seller and Purchaser) in order to cause the Title Company to issue the Title Insurance Policy in the form and condition required by this Agreement, and Seller and Purchaser shall comply with any requirement set forth in Schedule B-Section 1 of the Title Commitment and shall provide a fully executed instrument in recordable form with respect to each Monetary Lien which unconditionally releases and discharges such Monetary Liens with respect to the Land and all of which shall have been approved by the Title Company;
(5)    an Assignment and Assumption of the Leases, in form attached to the Side Letter as Exhibit H, (the “Assignment and Assumption of Leases”);
(6)    an Assignment and Assumption of Assumed Service Contracts in form attached to the Side Letter as Exhibit I (the “Assignment and Assumption of Service Contracts”);
(7)    the originals of the Leases and Service Contracts and any and all building plans, the Seller Survey, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, drawings, construction drawings, lease files of existing Tenants in possession or control of Seller and related to the Premises;

(8)    all keys and security codes for the Premises, including without limitation, keys for maintenance shops, storage rooms and maintenance equipment, with identification of the lock to which each such key relates;
(9)    good standing certificates from the Secretary of State of North Carolina evidencing Seller’s good standing, a good standing certificate from the Secretary of State of Missouri evidencing Seller’s good standing as a foreign entity qualified to do business in the State of Missouri, and a certificate from an appropriate officer of Seller, or its sole general partner (if applicable) or other appropriate person certifying the resolutions adopted by them and such other evidence of their power and authority to enter into this Agreement and to convey the Property as Purchaser reasonably requests;
(10)    Seller’s affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”);
(11)    all other documents reasonably required by Purchaser or the Title Company (and reasonably approved by Seller) in order to perfect the conveyance, transfer and assignment of the Property to Purchaser and the issuance of the Title Insurance Policy;
(12)    if required by the Title Company, a personal undertaking gap indemnity executed by Seller, or an affiliate of Seller, shall be delivered to the Title Company protecting, defending and saving harmless the Title Company and Purchaser from and against any defect, lien, encumbrance or adverse claim or other matter, if any, created and first appearing in the public records of Jackson County, Missouri, after the effective date of the Title Commitment issued by the Title Company for the benefit of Purchaser;
(13)    to the extent assignable, an assignment of Seller’s interest in all warranties, guaranties of contractors, subcontractors, suppliers and manufacturers, licenses, permits, records and plans and miscellaneous items in the form attached to the Side Letter as Exhibit J (the “General Assignment”);
(14)    originals of all assignable warranties and guaranties of contractors, subcontractors, suppliers and manufacturers, and to the extent to be enforceable is required to be re-issued to Purchaser, re-issued to Purchaser (at Purchaser’s expense, provided the costs thereof are commercially reasonable);
(15)    a certificate reaffirming Seller’s representations and warranties as of the Closing Date, provided that if any such representations and warranties are no longer true, Seller shall specify to Purchaser the reason therefor and in what respect any such representation or warranty is no longer true;
(16)    an assignment of the Bonds in the form attached to the Side Letter as Exhibit K;

(17)    an assignment and assumption of the Related 1998 Bond Documents in the form attached to the Side Letter as Exhibit L (“Assignment and Assumption of Related 1998 Bond Documents”);
(18)    an assignment and assumption of the TIF Contract in the form attached to the Side Letter as Exhibit M (“Assignment and Assumption of TIF Contract”);
(19)    an assignment and assumption of Parking Rights in the form attached to the Side Letter as Exhibit N (“Assignment and Assumption of Parking Rights”);
(20)    a closing statement;
(21)    required transfer tax forms and affidavits;
(22)    an updated Rent Roll as of five (5) Business Days prior to Closing;
(23)    an updated Delinquency Report as of five (5) Business Days prior to Closing;
(24)    originals of tenant estoppel letters, and/or other estoppel letters which have been received by Seller;
(25)    a legal opinion required to be delivered by the Related 1998 Bond Documents upon an assignment of the Bonds; and
(26)    an Investor’s Certificate required to be delivered by the Related 1998 Bond Documents upon an assignment of the Bonds.

(ii)    Purchaser. Purchaser shall deliver or cause to be delivered to Seller one (1) Business Day prior to Closing (except the Cash Balance which will be delivered at Closing):
(1)    the Cash Balance;
(2)    duly executed Assignment and Assumption of Leases;
(3)    duly executed Assignment and Assumption of Assumed Service Contracts;
(4)    duly executed General Assignment;
(5)    any and all affidavits, certificates or other documents required by the Title Company (and reasonably approved by Purchaser) in order to cause the Title Company to issue the Title Insurance Policy in the form and condition required by this Agreement;
(6)    the Assignment and Assumption of Related 1998 Bond Documents;

(7)    the Assignment and Assumption of TIF Contract; and
(8)     the closing statement.

(c)    Closing Prorations and Adjustments. Statements of prorations and other adjustments shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval not less than five (5) Business Days prior to the Closing Date. For purposes of prorations, Purchaser shall be deemed the owner of the Property on the Closing Date. In addition to prorations and other adjustments that may otherwise be provided for in this Agreement, the following items are to be prorated or adjusted, as the case may require, as of the Closing Date:
(i)    to the extent not paid directly by the Tenants under the Leases, non-delinquent real estate and personal property taxes and assessments (which are billed on a calendar year basis, in arrears) for the calendar year of Closing (initially prorated on the basis of the most recent ascertainable bill, but subject to reproration upon issuance of the actual bill therefor to effectuate the actual proration), provided that, to the extent not paid directly by the Tenants under the Leases, Seller shall pay prior to Closing, or give Purchaser a credit at Closing for, the amount of all installments of special assessments levied prior to Closing which are payable after Closing, excluding, however, any NID special assessments levied by the Tax Increment Financing Commission of Kansas City, Missouri which are applied to the payment of sums due under the Bonds;
(ii)    the rent, charges and other amounts payable by Tenants to Seller (as landlord) under the Leases for the month of Closing (including amounts payable by Tenants to Seller under the Leases which are billed for trash collection, a marketing fund and common area maintenance and similar expense pass-through items), provided, however, that rent payable to Seller by any Tenant but uncollected as of the Closing Date (the “Delinquent Amounts”), exclusive of “percentage rent” (as that term is referred to and/or defined in the Leases) and expense “pass throughs” paid on a periodic basis after Closing, both of which are dealt with in subparagraphs (xi) and (xii) of this Paragraph 5(c), shall not be prorated, but Purchaser shall cause the Delinquent Amounts to be remitted to Seller if, as and when collected (and Purchaser shall make a commercially reasonable good faith effort to collect such Delinquent Amounts for a period of three months following Closing), but Purchaser shall not be required to take legal action with respect to Delinquent Amounts. Seller shall not have the right to bring an action for Delinquent Amounts. At Closing, Seller shall deliver to Purchaser a schedule of all Delinquent Amounts. Notwithstanding the foregoing or any direction from Tenants to the contrary, rental and other payments received by Purchaser from Tenants shall first be applied toward Purchaser’s actual out-of-pocket costs of collection, then toward the payment of rent and other charges owed to Purchaser for periods after the Closing, and any excess monies received shall be applied toward the payment of Delinquent Amounts. Purchaser may not waive any Delinquent Amounts or modify a Lease so as to reduce amounts or charges owed under Leases for any period in which Purchaser is entitled to receive a share of charges or amounts, without first obtaining the written consent of Seller. Seller shall not have the right to collect same after Closing. Additionally, rents collected by Seller during the month of Closing to be applied for the month or months after Closing shall be credited to the Purchaser by allowing the Purchaser a credit against the Purchase Price;
(iii)    the full amount of security deposits, if any, paid under the Leases, and not theretofore applied, together with interest thereon to the extent any interest is required by law or otherwise to be paid to the Tenants, shall be delivered by Seller to Purchaser on the Closing Date, or alternatively, Purchaser shall receive a credit against the Purchase Price in the amount of such security deposits (together with interest, if applicable). Prior to the expiration of the Due Diligence Period, Seller will only apply such security deposits in the manner set forth in the Leases and will provide written notice of any such application to Purchaser prior to the expiration of the Due Diligence Period. In the event the security deposits are provided in the form of a letter of credit or guaranty (the “Non-cash Security Deposits”), the Non-cash Security Deposits shall be transferred to Purchaser at Closing by way of assignment or other appropriate method, and Seller shall be responsible for the payment of all transfer fees, if any, in connection therewith;
(iv)    to the extent not paid directly by the Tenants under the Leases, water, electric, cable, internet, telephone and all other utility and fuel charges shall be prorated ratably on the basis of the last ascertainable bills (and reprorated upon receipt of the actual bills or invoices) unless final meter readings and final invoices can be obtained. To the extent practicable, Seller shall cause meters for utilities to be read not more than one (1) business day prior to the Closing Date;
(v)    amounts paid or owing under any Service Contracts;
(vi)    assignable license and permit fees;
(vii)    assessments, special assessments and other periodic payments and charges levied by, or payable to, any owners’ association and/or pursuant to any restrictive covenants, declaration(s) of covenants, conditions and restrictions or other similar documents, and existing exceptions encumbering the Property;
(viii)    Except as set forth below in this Paragraph 5(c)(viii), Seller agrees to pay any unpaid leasing commissions due at Closing or after with respect to the current term of any Lease. Notwithstanding the preceding sentence, all obligations to pay leasing commissions due from and after the Effective Date as the result of the execution of a new Lease, the renewal of a Lease, the extension of a term of a Lease, or the expansion of the premises demised by a Lease to space within a Building on the Premises (collectively, the “Commissions Assumed”), shall be assumed by Purchaser on the Closing Date without adjustment to the Purchase Price if, and only if, (i) such new Lease, renewal, extension, or expansion was approved by Purchaser pursuant to Paragraph 3(c) above and any commission due in connection therewith was also approved by Purchaser, or (ii) such commission is listed on Exhibit C-2 attached to the Side Letter. Seller shall receive a credit on the Purchase Price at Closing for any Commissions Assumed paid by Seller prior to Closing. Notwithstanding the foregoing, to the extent any portion of the term of any such Lease (and any such renewals, extensions and expansions) for which a Commissions Assumed is due, occurs prior to the Closing Date, the amount of the Purchase Price will be reduced by a pro rata share of such Commissions Assumed based upon the percentage of total rent for such term (exclusive of any renewal options) which is due and payable prior to the Closing Date, provided no leasing commissions shall be payable by Purchaser to Seller or any affiliate of Seller who may participate in the procurement of a Lease for the Property.
(ix)    All obligations to pay the cost of any Tenant improvement work owed or to be owed in connection with new leases executed after the Effective Date, (provided such new lease is entered into in accordance with the terms of Paragraph 3(c) hereof, or the result of (i) the renewal or the extension of the term of a Lease which is exercised after the Effective Date in accordance with the terms of Paragraph 3(c) hereof or the express terms of such Lease, (ii) the relocation after the Effective Date of a Tenant currently a party to a Lease within a building on the Land or any building on the Companion Properties (as defined in Paragraph 9(a)(5) below) (“Building”) pursuant to an amendment entered into in accordance with the terms of Paragraph 3(c) hereof, (iii) the expansion after the Effective Date of the Premises demised by a Lease to space within a Building in accordance with the terms of Paragraph 3(c) hereof or the express terms of such Lease, or (iv) the exercise after the Effective Date of an option to lease additional space in a Building pursuant to the express terms set forth in a Lease [collectively, “New TI Costs”), which New TI Costs shall include, but not be limited to, all sums expended by Seller, if any, for such New TI Costs and any other work on the Premises not necessarily in a tenant space in a Building made in accordance with the terms of an applicable Lease]) shall be assumed and paid by Purchaser on the Closing Date by reimbursing Seller for the New TI Costs previously paid by Seller (if any), or if the New TI Costs are not yet due and payable by paying the same when they otherwise become due without an adjustment to the Purchase Price. Notwithstanding the foregoing, to the extent any portion of the term of a Lease, and renewals, extensions, expansions and relocations for which New TI Costs are incurred prior to the Closing Date, the amount of the Purchase Price will be reduced by a pro rata share of such New TI Costs based upon the percentage of such term (exclusive of any renewal options) which occurs prior the Closing Date. Notwithstanding anything contained herein to the contrary, Seller shall be solely responsible for any and all Tenant improvement costs and Tenant incentives not yet paid in connection with the current term of any Lease not falling within the provisions of (i) through (iv) of this Paragraph 5(c)(ix)) (“Seller TI Costs”), which includes Tenant improvement costs to be constructed in connection with the current term of any Lease in existence as of the date hereof for those Tenants of the Property set forth on Exhibit C-1 with respect to Tract 17 on such Exhibit, which Exhibit is attached to the Side Letter, and any Lease renewals, extensions, expansions and relocations occurring prior to the Effective Date. Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the then-unpaid Seller TI Costs. At the Closing, Seller shall deliver to Purchaser a schedule certified by Seller setting forth all Seller TI Costs which have not been paid in full at Closing, which certificate will survive Closing. Upon the Closing, Purchaser shall receive a credit against the Purchase Price for any unpaid Seller TI Costs;
(x)    Seller shall make year-end reconciliations of reimbursements owed by Tenants to the landlord under the Leases of the Tenants’ share of property taxes and assessments, insurance premiums, common area maintenance and other expenses related to the operation of the Property for the calendar year 2015. Seller will bill the Tenants for these sums, however, it is anticipated that these sums shall be paid to Purchaser (as new landlord under the Leases) after Closing. Purchaser shall remit all sums paid by Tenants to Purchaser for the 2015 expense pass-throughs referenced above within five (5) business days after Purchaser’s receipt of same.
Purchaser shall make year-end reconciliations of reimbursements owed by Tenants to the landlord under the Leases of the Tenants’ share of property taxes and assessments, insurance premiums, common area maintenance and other expenses related to the operation of the Property for the calendar year of Closing (collectively, “Reimbursable Tenant Expenses”). In order to enable Purchaser to make any year-end reconciliations of Reimbursable Tenant Expenses for the calendar year of Closing, Seller shall deliver to Purchaser, in writing, within forty five (45) days after the Closing Date, the Reimbursable Tenant

Expenses actually paid or incurred by Seller for the portion of the calendar year of Closing during which Seller owned the Property (“Seller’s Actual Reimbursable Tenant Expenses”) and the Tenant reimbursements for such Reimbursable Tenant Expenses actually paid to Seller by Tenants for the portion of the calendar year of Closing during which Seller owned the Property (“Seller’s Actual Tenant Reimbursements”). On or before March 31 of the calendar year immediately after Closing, Purchaser shall deliver to Seller a reconciliation statement (the “Reconciliation Statement”) setting forth (i) the Actual Reimbursable Tenant Expenses paid or incurred during calendar year of Closing, (ii) the Actual Tenant Reimbursements actually paid in calendar year of Closing, and (iii) a calculation of the difference between the two (i.e., establishing that the Actual Reimbursable Tenant Expenses were either more or less than the Actual Tenant Reimbursements for the calendar year of Closing), with Purchaser utilizing the information delivered to Purchaser by Seller related to the period of the calendar year of Closing which is prior to the Closing Date.
Any amount due Seller pursuant to the foregoing calculation (in the event Seller’s Actual Tenant Reimbursements for the period from January 1 of the year of Closing to the day prior to Closing are less than Seller’s Actual Reimbursable Tenant Expenses for the same period) or Purchaser (in the event the Actual Tenant Reimbursements are more than the Actual Reimbursable Tenant Expenses), as the case may be, shall be paid by Purchaser to Seller within fourteen (14) business days after Purchaser has collected such sums from any Tenant who owes same, or if Seller owes Purchaser for any such sum, Seller shall pay to Purchaser within fourteen (14) business days after delivery of the Reconciliation Statement to Seller, all such sums owed by Seller to Purchaser. If Purchaser is paid any such amount by Seller, Purchaser thereafter shall be obligated to promptly remit the applicable portion to the particular Tenants entitled thereto. If Purchaser has transferred its interest in the Property to a successor-in-interest or assignee prior to such date, then, on or before the transfer of its interest in the Property, Purchaser shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above to Purchaser’s successor-in-interest or assignee. Seller’s Reconciliation Statement shall be final and binding for purposes of this Agreement; and
(xi)    With respect to percentage rent (as that term is referred to and/or defined in the Leases), Seller shall have delivered to Purchaser prior to Closing, a copy of all Tenant records which Seller has received and were required by the Leases to be delivered by Tenants to Seller as landlord thereunder related to the Tenants’ percentage rent payment obligation due under the Leases prior to Closing. Purchaser shall deliver to Seller within fifteen (15) business days after Purchaser’s receipt of all similar Tenant records related to percentage rent that was due but unpaid for the months prior to Closing, as well as percentage rent payable for the month of Closing. Seller shall be entitled to all percentage rent collected by Purchaser after Closing which is attributable to the months prior to Closing and which remain unpaid on the Closing Date. Seller shall also be entitled to its “prorata share” of percentage rent attributable to the month of Closing. Seller’s “prorata share” of percentage rent attributable to the month of Closing shall be determined by multiplying the amount of percentage rent attributable to the month of Closing by a fraction, the numerator of which is the number of days Seller owned the Property during the month of Closing and the denominator of which is the number of days in such month. Purchaser shall be entitled to all percentage rent attributable to the month of Closing not paid to Seller as set forth in the preceding sentence.
Except with respect to general real estate and personal property taxes not paid by the Tenants under the Leases (which shall be reprorated upon the issuance of the actual bills, if necessary), any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the

Closing Date with any refunds payable to Seller or Purchaser to be made as soon as practicable; otherwise all prorations shall be final. To the extent applicable, amounts on deposit by Seller with utility companies, if any, shall not be prorated; provided, however, that promptly following the Closing, Purchaser shall substitute its own deposit for any amounts on deposit by Seller with utility companies and shall refund to Seller any portion of Seller’s deposit which is refunded to Purchaser by the utility company. The rights, covenants and obligations contained in this Paragraph 5(c) shall survive the Closing.

(d)    Closing Costs.

(i)    Transfer Taxes. All state, county, city and other transfer taxes, if any, and documentary stamps, intangible taxes and similar taxes or charges, if any, shall be paid by Seller.

(ii)    Title Insurance. The cost of the Title Commitment, including all searches and lien letters related thereto, and the premium for the Title Insurance Policy shall be shared by Seller and Purchaser in equal amounts. Any endorsements issued in connection therewith requested by Purchaser shall be paid for by Purchaser.

(iii)    Surveys. The cost of the Purchaser Survey, if any, shall be paid for by the Purchaser. The cost of the Seller Survey shall be shared by Seller and Purchaser in equal amounts, provided the cost of the Seller Survey and Seller Surveys (as defined in the companion contracts) do not exceed $125,000.00 in total.

(iv)    Escrow and Closing Charges. Seller and Purchaser shall each pay one-half of the escrow charges charged by the Escrowee and any closing costs charged by the Escrowee (including all closing and settlement fees).

(v)    Recording Charges. Purchaser shall pay the cost of recording the Deeds.

(vi)    Attorney and Consultant Fees. Seller and Purchaser shall each be responsible for the fees and costs of their respective attorneys and consultants.

(vii)    Environmental Reports. Purchaser and Seller shall share in equal amounts the cost of any recently procured environmental reports (that is, environmental reports specifically procured by Seller in anticipation of this transaction and dated within six (6) months of the Closing) delivered to Purchaser by Seller after the date hereof (the “Recent Environmental Reports”), provided the costs of the Recent Environmental Reports and the Recent Environmental Reports (as defined in the Companion Contracts) do not exceed $35,000.00 in total.

(viii)    Zoning Reports. Purchaser and Seller shall share in equal amounts the cost of any recently procured zoning report for the Property (that is, a zoning report specifically procured by Seller in anticipation of this transaction and dated within six (6) months of the Closing [“Recent Zoning Report”]) delivered to Purchaser by Seller after the date hereof, provided the costs of the Recent Zoning Report and the Recent Zoning Reports (as described in the Companion Contracts) do not exceed $25,000.00 in total.

(e)    Possession. Upon Closing, Seller shall deliver to Purchaser full, complete and exclusive possession of the Property, subject only to the Leases.

6.    CASUALTY LOSS AND CONDEMNATION.
If, prior to Closing any Building(s) on the Land or any building(s) on a Companion Property (a “Companion Building”) shall be condemned, or destroyed or materially damaged by fire or other casualty (that is, damage or destruction which Purchaser reasonably believes could be in excess of Ten Million and No/100 Dollars ($10,000,000.00) for such Building(s) or Companion Building(s), or in the event of a condemnation which materially prevents access to the Property or a Companion Property, or any part thereof), Purchaser shall have the option which shall be exercised not later than ten (10) business days following the date Purchaser receives written notice from Seller of the condemnation or damage (with Closing being extended, if necessary, to accommodate such time periods) either to (a) to terminate this Agreement, or (b) to consummate the transaction contemplated by this Agreement notwithstanding such condemnation, destruction or material damage. If Purchaser elects to consummate the transaction contemplated by this Agreement, Purchaser shall be entitled to receive all of the condemnation proceeds or settle the loss under all policies of insurance applicable to the destruction or damage and receive all of the proceeds of insurance applicable thereto, and Seller shall, at Closing and thereafter, execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. If there is any other damage or destruction to any Building(s) or Companion Building(s) (that is, damage or destruction to such Building(s) or Companion Building(s) which Purchaser reasonably believes could be Ten Million and No/100 Dollars ($10,000,000.00) or less for such Building(s) or Companion Building(s), or which does not substantially prevent access to the Land or the Companion Properties or otherwise materially adversely affect the Property or the Companion Properties), at Purchaser’s election, Seller shall either completely repair such damage prior to Closing in a manner satisfactory to Purchaser or, at Seller’s option, either assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items, or allow Purchaser a credit against the Purchase Price in an amount equal to Purchaser’s reasonably estimated cost of repair. If Purchaser elects to take an assignment of all insurance claims as provided for in this Section 6, Purchaser shall receive at Closing a credit against the Cash Balance in an amount equal to any deductible(s) and uninsured amounts applicable thereto.

7.    REPRESENTATIONS AND WARRANTIES.

(a)    Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the following are true, complete and correct as of the Effective Date and as of the Closing Date:
(i)    Seller will warrant and forever defend the Property and the quiet and peaceful possession of Purchaser, its successors and assigns, against all and every person or persons claiming the whole or any part thereof by, through or under Seller.

(ii)    The Property is not subject to any lease, license, or occupancy agreement or to any agreement to lease, or to Seller’s knowledge, any sublease (other than the Leases disclosed on Exhibit C). The Property is not subject to any agreement to sell, mortgage or otherwise encumber or dispose of Seller’s interest in the Property or any part thereof (nor any options or rights of first or last refusal or first or last offer or other agreements to do any of the foregoing), except for this Agreement, and, with respect to options or rights of first or last refusal relating to the lease of space within the Buildings, as set forth in the Leases.
(iii)    To Seller’s knowledge, there is no action, proceeding (including, without limitation, condemnation proceedings) or investigation pending or, to Seller’s knowledge, threatened against Seller related to the Property or the Leases or any licenses, permits or approvals related to the Leases or Property or the construction or use thereof before any court or governmental department, commission, board, agency or instrumentality; and Seller does not know of any basis for any such action, proceeding or investigation, including without limitation any condemnation action.
(iv)    Seller has not received written notice from any governmental authority, governing body of a property owner’s association or similar body of which the Premises is a part, or any other person or entity entitled to enforce any right, covenant or restriction against the Seller or the Property of any violation or breach of, as applicable, (a) any zoning, building, fire or health code or any other federal, state, or municipal statute, ordinance rule or regulation applicable (or alleged to be applicable) to the Property, or any part thereof, (b) any restrictive covenants encumbering the Premises, or (c) agreement with Seller relating to the Property or any part thereof.
(v)    The Service Contracts described on Exhibit D attached hereto have been or will be delivered to Purchaser for review, are true, accurate and complete copies thereof, and comprise every service contract, relationship and commitment, oral or written, which affects the operation of the Property (but not the leasing), or any portion thereof, to which Seller is a party, or by which Seller is bound.
(vi)    Seller is a North Carolina limited partnership which is duly organized, validly existing and qualified and empowered to conduct its business, is duly qualified to do business and is in good standing in all jurisdictions where such qualification is necessary to carry on their business as now conducted, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Seller will violate its constituent documents, does not and will not conflict with, violate or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance, upon any of its assets by reason of the terms of any contract, mortgage, deed of trust, deed to secure debt, lien, lease, agreement, indenture instrument or judgment or law, rule or regulation to which it is a party or by which it or the Property is bound. The execution and delivery of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by such action as may be required by law and Seller’s constituent documents and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Seller.
(vii)    The List of Leases affecting the Premises attached to the Side Letter as Exhibit C is true and correct in all respects as of the Effective Date and constitute all of the Leases encumbering the Premises as of the date hereof, exclusive of subleases and short term occupancy and licensing agreements not known to Seller. Seller has delivered to Purchaser true, complete, and correct copies of the Leases on the List of Leases. Each such Lease (i) constitutes the entire agreement between Seller and the tenant thereunder, (ii) is in full force and effect, and (iii) has not been amended, supplemented or otherwise modified except as shown on the List of Leases. Notwithstanding anything to the contrary contained herein, Seller does not represent or warrant that any particular Lease will be in full force and effect as of the Closing or that any particular Lease will be free from default as of Closing. Seller has received no written notice of a default by Seller (as landlord) under the Leases. With respect to Commissions Assumed (as defined in Paragraph 5(c)(viii), to Seller’s knowledge, all Commissions Assumed related to the Property are set forth on Exhibit C-1 with respect to Tract 17 on such Exhibit. With respect to Seller TI Costs (as defined in Paragraph 5(c)(ix), to Seller’s knowledge, all Seller TI Costs related to the Property are set forth on Exhibit C-1 with respect to Tract 17 on such Exhibit.
(viii)    Seller is not a person or entity with whom Purchaser is restricted from doing business with under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such person or entities.
(ix)    Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.
(x)    There are no proceedings pending or, to the best of Seller’s knowledge, threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.
(xi)    Except as set forth on Schedule 7(a)(xi) attached to the Side Letter, there is no actual or pending, or to the best of Seller’s knowledge, threatened, litigation, suit, action or proceeding by any organization, person, individual or governmental agency against Seller with respect to the Property or which would affect Seller’s ability to perform its obligations hereunder or against the Property as of the date of this Agreement.
(xii)    Schedule 7(a)(xii)_ attached to the Side Letter is a rent roll for the Property as of the date shown thereon in the form which Seller relies upon in the operation of the Property (and Seller is not aware of any material inaccuracies therein) (the “Rent Roll”) which indicates the amount of fixed rent payable for the then current month, and other matters shown thereon. The Rent Roll shall be updated as set forth in Paragraph 5(b)(i)(22).
(xiii)    Schedule 7(a)(xiii) attached to the Side Letter contains a list, as of the Effective Date (to be updated by Seller as of the Closing) in the form which Seller relies upon in the operation of the Property (and Seller is not aware of any material inaccuracies therein), of (x) the Security Deposits (whether in the form of cash, letter of credit or otherwise) under the Leases being held by Seller, including whether any such Security Deposit is being held in the form of a letter of credit, and (y) the prepaid rents under the Leases or credits which reduce future rents. Seller has complied with the terms of the Leases and all applicable laws regarding the handling and application of such Security Deposits.
(xiv)    Except as set forth on Schedule 7(a)(xiv) attached to the Side Letter, (i) Seller has not delivered written notice to any tenants of any tenant default, or received written notices alleging any landlord default under Leases that remain uncured and (ii)  Seller has not received a written notice from a tenant under a Lease that such tenant has an offset, counterclaim, or defense to its obligation to pay rent in accordance with the terms of such Lease after the Effective Date.
(xv)    Other than the TIF Contract and the Related 1998 Bond Documents, there are no other contracts or agreements with the TIF Commission relating to the Property. The TIF Contract and the Related 1998 Bond Documents are in full force and effect and have not been amended or modified. Seller is not in default under the TIF Contract and the Related 1998 Bond Documents, and to Seller’s knowledge, no other party (that is, other than the Seller) to the TIF Contract and the Related 1998 Bond Documents is in default of their obligations thereunder.
(xvi)    Schedule 7(a)(xvi) attached to the Side Letter contains a copy of an aging report dated as of the date shown thereon with respect to the Property in the form which Seller relies upon in the operation of the Property (and Seller is not aware of any material inaccuracies therein) (the “Delinquency Report”). The Delinquency Report shall be updated at Closing.
(xvii)    Except as set forth on Schedule 7(a)(xvii) attached to the Side Letter, Seller has not received any written notice from any governmental body or agency of any pending or currently threatened condemnation proceeding against the Property or any formal notice of a current condemnation proceeding with respect to the Property.
(xviii)    To Seller’s knowledge, Seller has provided or made available to Purchaser complete copies of all environmental reports in its possession dated subsequent to July 13, 1998, including the Recent Environmental Reports. Other than as disclosed in the Recent Environmental Reports, (i) Seller has not received any written notice from any governmental body or agency of any violation or alleged violation of any applicable law (including Environmental Laws) with respect to Hazardous Materials (as hereinafter defined) on its Property and (ii) Seller does not have actual knowledge of any violations of any Environmental Laws (as defined below) with respect to Hazardous Materials on its Property. “Hazardous Materials” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic waste,” “toxic pollutant,” “contaminant,” “toxic substances” or words of similar import in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Superfund Amendment and Reauthorization Act (commonly known as “SARA”), and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), or any other federal, state or county legislation or ordinances applicable, as any of such acts, legislation or ordinances are amended from time to; (b) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any state or local governmental authority or any agency of the United States of America; and (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), and Freon and other chlorofluorocarbons (collectively, “Environmental Laws”).

(xix)    Seller has not (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of any of its assets; or (iv) suffered the attachment or other judicial seizure of any of its assets.
(xx)    Schedule 7(a)(xx) attached to the Side Letter contains a true, complete and correct list of all of the Related 1998 Bond Documents. The Related 1998 Bond Documents have not been amended, supplemented or otherwise modified except as (i) shown on such Schedule 7(a)(xx), true, complete and correct copies of the Related 1998 Bond Documents have been provided, or made available, to Purchaser. The outstanding principal amount of the Related 1998 Bond Documents as of the Effective Date is Eleven Million One Hundred Ninety Five Thousand and no/100 Dollars ($11,195,000.00). All interest and other amounts that are currently due and payable on the Related 1998 Bond Documents have been paid in full.
(xxi)    To Seller’s knowledge, Exhibit D contains a list of all of the contracts and agreements relating to the Property other than the Leases and the Schedule B-II exceptions set forth in the Title Commitment. Seller has not received or delivered any written notice of any defaults under such contracts or agreements that remain uncured, and there are no other such contracts or agreements that will be binding on Purchaser after Closing.
(xxii) Except as set forth on Schedule 7(a)(xxii) attached to the Side Letter, Seller is not currently protesting or challenging the assessed value of the Property for real estate tax purposes. To Seller’s knowledge, there are no impositions of new special assessments with respect to the Property.
(xxiii)    The operating statements which have been delivered or made available to Purchaser were prepared in the ordinary course of Seller’s business. The tenant sales reports that Seller delivered or made available to Purchaser were prepared in the ordinary course of business and are based on information provided by the applicable tenants.
(xxiv)    Although Seller does have employees at the Premises, all employment contracts with respect to such employees will be terminated as of, or soon after, the Closing, and Purchaser will have no liability to Seller’s employees under these employment contracts, under any collective bargaining agreement or other union contract, or otherwise.
(xxv)    Except as set forth on Schedule 7(a)(xxv) attached to the Side Letter, and except for the Companion Properties, neither Seller, nor any of its affiliates, owns, leases, ground leases or has an option to purchase, lease or ground lease any real property within the one-mile radius of the Property.
(xxvi)    Except for (i) street parking, (ii) parking in any TIF finance parking facilities, (iii) Seller’s non-exclusive right to access and use 105 parking spaces as set forth in Paragraph 1(i) of this Agreement, (iv) the rights set forth in the Declaration of Access and Parking Easements described in Document #K2495P1791 recorded in the real estate records of Jackson County, Missouri, and (v) the rights set forth in the Declaration of Covenants and Restrictions for Neptune Condominiums, recorded December 27, 1991, as Document No. K-1003223, in Book K-2194 at Page 448 and First Amendment to Declaration of Covenants and Restrictions for Neptune Condominium recorded December 21, 2011 at Page 2011E0119312 and re-recorded December 22, 2011, as Document No. 2011E0119579, the P

roperty does not now rely on any property not included in the Property and the Companion Property for parking required under a zoning law or for any other reason.
(xxvii)    Other than as set forth on Schedule 7(a)(xxvii) attached to the Side Letter, Seller has not received written notice in the prior two (2) years from any Tenant of the Premises which states they intend to close their store located on the Premises.
Notwithstanding anything contained herein to the contrary, if Seller obtains actual knowledge during the pendency of this Agreement prior to Closing of any matters which make any of its representations or warranties untrue, Seller shall promptly disclose such matters to Purchaser in writing.
Any representation or warranty by Seller made to Seller’s knowledge, actual knowledge, or words of similar meaning, shall mean the knowledge of Glenn Stephenson (who is a vice president of Seller’s general partner being responsible for managing the Property), Jeffrey D. Miller, Senior Vice President and General Counsel of Seller’s general partner, or Carman J. Liuzzo, Vice President of Seller’s general partner, but no others, who are collectively knowledgeable about the matters set forth in the Seller’s representations above, provided, none of them are knowledgeable about all such matters.

(b)    Accuracy at Closing. Seller represents and warrants to Purchaser that, as of the Closing Date, each of the warranties and representations set forth in Paragraph 7(a) above shall be true, complete and correct in every respect except for inaccuracies resulting from changes in the condition of the Land or Buildings occurring prior to Closing which are specifically permitted by this Agreement (but such exception for any such inaccuracies shall be disregarded in determining whether any condition to Purchaser’s obligation to close has been satisfied). If the foregoing representations and warranties are true as of the Effective Date, but are not true in every respect at any time prior to and/or as of the Closing Date, and Purchaser first discovers such untruth prior to Closing, Purchaser shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement (unless the untruth is caused by Seller), but instead Purchaser may, at its election and as its sole remedy, terminate this Agreement, but only in the event the facts and/or circumstances causing the representation or warranty to not be true have a material adverse effect on the use, operation or value of the Property, in which event all obligations of Purchaser under this Agreement shall terminate, and the Earnest Money shall be refunded to Purchaser. In the event a representation or warranty made above is not true as of the date made, or in the event a representation or warranty made above is true as of the Effective Date, but not true in every material respect as of the Closing Date as a result of Seller’s act, Purchaser may terminate this Agreement, the Earnest Money shall be promptly returned to Purchaser, and Seller shall pay to Purchaser for Purchaser’s due diligence and out-of-pocket costs, legal fees and damages (but only as evidenced by reasonable and proper invoices therefor), and the parties shall have no further obligations to the other hereunder, except for Purchaser’s Continuing Obligations.

(c)    Limitation on Purchaser’s Claims. Purchaser shall have no claim against Seller for damages if any representation or warranty of Seller in Paragraph 7(a) of this Agreement was untrue, inaccurate or incorrect when made by Seller as of the Effective Date, but the facts or circumstances which caused such representation or warranty to be untrue, inaccurate or incorrect are made known to Purchaser by Seller at least ten (10) Business Days prior to Closing, and Purchaser closes the transaction with such knowledge. Furthermore, in the event Purchaser does not have actual knowledge prior to Closing that a representation or warranty of Seller made herein was untrue, inaccurate or incorrect when made (or remains as such at Closing) and closes this transaction without such knowledge, Seller shall have no liability to Purchaser unless the damages suffered by Purchaser because of such untrue, inaccurate or incorrect representation or warranty exceed, in the aggregate, Two Hundred Fifty Thousand and No/100 Dollars

($250,000.00) including damages under Companion Agreements (the “Basket”), in which event, Purchaser shall be entitled to file a claim for all actual damages suffered by Purchaser, including the Basket amount. Furthermore, Seller’s aggregate liability for all claims arising out of breaches of Seller’s representations and warranties with respect to the Property under this Agreement and the Companion Properties under the Companion Contracts shall not exceed Nineteen Million Eight Hundred Thousand and No/100 Dollars ($19,800,000.00) (the “Cap”) in the aggregate under any circumstances, provided however, the Cap shall not apply to the limitation on Seller’s aggregate liability for losses and damages incurred by Purchaser as the result of a breach of the Seller’s representations contained in Section 7(a)(i), (vi), (viii), and/or (ix). Purchaser shall provide written notice to Seller within thirty (30) days after the expiration of the Limitation Period (as defined in Paragraph 7(d) below) of any alleged breach of such warranties or representations that occurred prior to the expiration of the Limitation Period and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days and Seller notifies Purchaser in writing within said thirty (30) days, an additional time period, but not to exceed thirty (30) days, so long as such cure has been commenced within such thirty (30) day period and is being diligently pursued. If Seller fails to cure such breach after written notice and within such cure period, Purchaser’s sole and exclusive remedy shall be an action at law for actual damages (subject to the Basket and Cap) as a consequence thereof, which must be commenced, if at all, within ninety (90) days after the end of the applicable cure period.

(d)    Survival of Representations and Warranties. The representations and warranties set forth in this Section 7 shall expire on that date which is three hundred sixty-five (365) days after the Closing Date (the “Limitation Period”), except for claims which Purchaser shall have given Seller written notice of within such Limitation Period. Any such claim shall (subject to Paragraph 11(a) hereof) be limited to actual damages (including without limitation, actual and reasonable attorneys’ fees and expenses and court costs) suffered by Purchaser and shall exclude any claims for punitive, indirect, consequential or secondary damages, which are expressly waived hereby, unless actually paid by Purchaser as a result of a claim by a third‑party.

(e)    “As-Is” Purchase. Purchaser acknowledges for Purchaser and Purchaser’s successors, and assigns, that Purchaser will have been given a reasonable opportunity to inspect and investigate the Property, all improvements thereon and all aspects relating thereto, including all documents and contracts related to the Property, either independently or through agents and experts of Purchaser’s choosing. Except for the representations, warranties and agreements of Seller set forth in this Agreement or the closing documents delivered pursuant to this Agreement (“Closing Documents”), Seller and Purchaser agree that the Property shall be sold and that Purchaser shall accept possession of the Property on the Closing Date “as is, where is, with all faults” with no right of set-off or reduction in the Purchase Price, and except for the representations, warranties and agreements of Seller as expressly set forth in this Agreement or the Closing Documents that such sale shall be without representation or warranty of any kind, express or implied, including without limitation, warranty of income which may be earned in the future, future operating expenses, uses, merchantability or fitness for a particular purpose (but specifically excluding the limited or special warranty of title to be given in the Deeds from Seller to Purchaser), and Seller does hereby disclaim and renounce any such representation or warranty not set forth in this Agreement or in the Closing Documents. Except for Seller’s representations, warranties and agreements which are expressly set forth in this Agreement or the Closing Documents, Purchaser specifically acknowledges that Purchaser is not relying on any representations or warranties of any kind whatsoever, express or implied, from Seller or Seller’s agent, or other agents or brokers as to the following matters: (1) the condition or safety of the Property or any sewer, heating and electrical systems, roofing, air conditioning, if any, foundations, soils and geology including hazardous materials; lot size, or suitability of the Property or its Improvements for a particular purpose; (2)

whether the appliances, if any, plumbing or utilities are in working order; (3) the habitability or suitability for occupancy of any structure and the quality of its construction; (4) the fitness of any Personal Property; or (5) whether the Improvements are structurally sound, in good condition, or in compliance with applicable city, county, state or federal statutes, codes or ordinances (including any laws governing or regulating environmental matters). Except for Seller’s representations, warranties and agreements expressly set forth in this Agreement or the Closing Documents, Purchaser is relying solely upon its own inspection of the Property with regard to the above-referenced matters, and not upon any representations to the above-referenced matters, and not upon any representations made to it by any person whomsoever concerning such matters.

(f)    Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as follows:
(i)    Purchaser has been duly formed, is validly existing and is, or will be by Closing, duly qualified to do business and will be in good standing in all jurisdictions where such qualification is necessary to carry on its business as now conducted and is duly qualified or in the process of becoming duly qualified in all jurisdictions where the ownership of its property would necessitate such qualification. Upon the approval of this transaction by the board of directors of Macerich and Taubman, pursuant to Section 13 below, Purchaser has all power and authority under its constituent documents to enter into this Agreement and to enter into and deliver all of the documents and instruments required to be executed and delivered by Purchaser and to perform its obligations hereunder and thereunder;
(ii)    The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by such action as may be required by law and Purchaser’s constituent documents and no further action or approval is required in order to constitute this Agreement as a binding and enforceable obligation of Purchaser; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Purchaser do not and will not violate the constituent documents of Purchaser, and do not and will not conflict with or result in the breach of any condition or provision of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Purchaser by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Purchaser is a party or which is or purports to be binding upon Purchaser or which affects Purchaser; and no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Purchaser in accordance with its terms;
(iii)    To the actual knowledge of Purchaser, Purchaser is not in violation of any of its organizational documents;
(iv)    To the actual knowledge of Purchaser, there is no existing or threatened action nor governmental proceeding of any kind involving Purchaser, any of its assets, or the operation thereof which if determined adversely to Purchaser or its assets would interfere with Purchaser’s ability to close the transaction contemplated hereby; and
(v)    To its knowledge, Purchaser is not a person or entity with whom Seller is restricted from doing business with under regulations of OFAC of the Department of the

Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transaction with such persons or entities in connection with this transaction.

(g)    Representations and Warranties of HSI. HSI hereby represents and warrants to Purchaser as follows:
(i)    HSI is the sole owner of the Bonds, which are owned by HSI free and clear or all encumbrances; and
(ii)    The unpaid principal amount of the Bonds as of the date hereof is Eleven Million One Hundred Ninety Five Thousand and no/100 Dollars ($11,195,000.00), which amount is a valid obligation of the issuer thereof to be paid in accordance with the terms of the Bonds.

8.    INSPECTION.

(a)    Due Diligence Period. During the period commencing on the Effective Date (as defined in Section 14 hereof) and continuing until and including 5:00 P.M., eastern time, on December 31, 2015, which period is referred to herein as the “Due Diligence Period”), Purchaser shall have the right to verify, inspect, investigate and review, in the Purchaser’s sole discretion, and at Purchaser’s sole expense, but subject to the terms, conditions and restrictions set forth in next paragraph hereof: (i) the physical condition of the Property, including the surveying and testing thereof, including without limitation systems, structural and environmental investigation related thereto, (ii) the Leases, (iii) the Service Contracts, and (iv) any and all other documentation or evidence relating to the zoning, construction, income, expense, operation, leasing, options and maintenance and repair of the Property and to meet with and interview the Tenants under the Leases and with all governmental authorities who have jurisdiction of, or are in any way related to, the Premises.
An environmental investigation may include a Phase I environmental assessment (the “Phase I”) and if recommended by the Phase I consultant, a Phase II environmental assessment (the “Phase II”), but such Phase II may only be procured with Seller’s prior written consent, not to be unreasonably withheld or delayed. If Seller does not consent to such Phase II Assessment of the Premises within five (5) days of Purchaser’s request therefor, this Agreement may be terminated by Purchaser in which event all obligations of Purchaser under this Agreement shall terminate, the Earnest Money and all interest thereon shall be refunded to Purchaser, and the parties shall have no further obligations to the other hereunder, except for Purchaser’s Continuing Obligations, but only if Purchaser notifies Seller of such termination within ten (10) Business Days after Seller withholds its consent for Purchaser to procure a Phase II of the Premises. If, as the result of a Phase II, any local, state or federal environmental agency is required to be notified with respect to information set forth in such Phase II, Seller shall be informed that a regulatory agency must be notified and Seller shall have a right to participate in any meetings or discussions with such regulatory agency concerning the results of a Phase II.

(b)    Termination of Agreement. Except as otherwise stated in this Agreement, if for any reason whatsoever (or for no reason) Purchaser determines in its sole and absolute discretion that the Property is unsuitable for its purposes or that Purchaser has elected not to purchase the Property, and delivers written notice to Seller of such decision within the Due Diligence Period, the Earnest Money shall be refunded to Purchaser (it being understood that the Independent Consideration is consideration for Purchaser’s right to terminate this Agreement pursuant to this Paragraph 8(b), at which time this Agreement and the Companion Contracts shall be null and void and neither party shall have any rights or obligations under this Agreement, or under the Companion Contracts, except for (i) Purchaser’s Continuing Obligations hereunder (as defined in Paragraph 8(e) below), and (ii) Purchaser’s Continuing Obligations as described in the Companion Contracts. In the event Purchaser terminates this Agreement pursuant to this Paragraph 8(b), or should this Agreement be terminated for any other reason, Purchaser shall deliver to Seller, within ten (10) days after request from Seller all reports and due diligence information procured by Purchaser during the Due Diligence Period related to the Property. The obligation of Purchaser in this Paragraph 8(b) shall survive the Closing.

(c)    General Inspection of Property. From the Effective Date through Closing, and subject to the provisions of the second paragraph of Paragraph 8(a) above, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall, upon at least two (2) business days’ notice to Seller (which may also be made by telephone or email), have the right to enter upon the Premises to consult with the Tenants, inspect, examine, survey, obtain engineering inspections, perform environmental testing and studies, appraise, and otherwise do that which, in the opinion of Purchaser, is reasonably necessary to determine the boundaries, acreage and condition of the Property and to determine the suitability of the Property for the uses intended by Purchaser (including, without limitation, inspect, review and copy any and all documents in the possession of Seller, its agents or employees, and which pertain to the construction, use, occupancy or operation of the Property or any part thereof). In engaging in these activities, Purchaser and its agents will not materially interfere with the Tenants’ use and enjoyment of their leased premises, provided, Seller may in its discretion be present for such inspection and consultation with the Tenants, but only if such inspections and consultations are taking place on the Premises. Seller shall cooperate with Purchaser in connection with Purchaser’s activities, and during ordinary business hours, after reasonable advance notice (two (2) business days being deemed reasonable and telephonic or email notice being sufficient) to Seller, Seller shall make the Property and Seller’s books, files and records currently utilized by Seller in connection with its operation of the Premises available for examination by Purchaser and Purchaser’s agents and representatives, who shall have the right, all at Purchaser’s expense, to make copies of such books, files and records and to extract therefrom such information as they may desire, and who shall have the right to verify the income and expenses, profits and losses, and operational results of the Property for the three (3) calendar years prior to the Closing Date and for the current calendar year to date. Purchaser shall also have the right to meet with all local governmental authorities having jurisdiction (with regard to matters such as zoning, building code, ad valorem tax, and similar matters) with respect to the Property, and Seller shall have the right to attend any such meetings, provided, however, Purchaser shall not have the right to confer with the TIF Commission in person, via telephone or electronic mail without Seller’s participation (unless Seller otherwise consents), and Seller agrees to notify Purchaser of any scheduled meetings (in person, by telephone or electronic mail) it may have with the TIF Commission regarding the TIF Commission’s consent to that portion of this transaction in which the TIF Contract and the Related 1998 Bond Documents are affected.

(d)    Insurance. Before Purchaser begins its general inspection of the Property, and at all time during such inspections, Purchaser shall maintain commercial general liability insurance with limits of at least Two Million Dollars ($2,000,000.00) (which may be satisfied through a combination of a primary liability policy and an excess liability umbrella policy). Purchaser shall deliver to Seller a certificate evidencing the commercial general liability and property damage insurance before conducting any investigation on the Premises. The insurance policy shall be written by a reputable insurance company authorized to provide coverage in the State of Missouri. Such insurance policies shall name the Seller as an additional insured.

(e)    Indemnity. Purchaser shall indemnify and hold Seller and the Tenants harmless from and against any losses and damages for death or injury to persons or for physical damage to property suffered by Seller and/or the Tenants caused by Purchaser’s due diligence activities hereunder; provided, however, that this indemnity shall not apply to the extent such liability arises in connection with the negligence or willful misconduct of Seller, nor to the extent that such liability relates to the discovery of the presence or Release of Hazardous Materials not placed on the Premises by Purchaser or its agents or the discovery of any possible violations of applicable law including, without limitation, any Environmental Laws or any reporting obligations under Environmental Laws or other laws or any existing conditions at the Property. The indemnity obligations of Purchaser to Seller and the Tenants under this Paragraph 8(e) shall survive the termination of this Agreement for any reason, and such surviving obligations are referred to herein as “Purchaser’s Continuing Obligations.”

9.    PURCHASER’S AND SELLER’S CONDITIONS PRECEDENT TO CLOSING.
(a)    The obligations of Purchaser under this Agreement are contingent and conditional upon the following conditions being satisfied. In the event any of the conditions set forth below are not satisfied at Closing, Purchaser may (i) terminate this Agreement, or (ii) waive such failed condition and close this transaction as contemplated hereby. In the event Purchaser terminates this Agreement, the Earnest Money shall be promptly returned to Purchaser, the Companion Contracts shall be deemed terminated, and neither party shall have any obligation to the other hereunder, or under the Companion Contracts (as defined below), except for (i) Purchaser’s Continuing Obligations, unless such termination is due to Seller’s default under this Agreement or any Companion Contract, [and (ii) if Seller or Purchaser has defaulted under this Agreement, the defaulting party shall remain liable to the other party hereto for the defaulting party’s breach of its obligations under this Agreement and the Companion Contracts Purchaser’s conditions precedent are:
(i)Each and every representation and warranty of Seller with respect to the Property must be true, correct and complete in all material respects when given and also as of Closing as if first then given, provided, however, if any of the representations and warranties of Seller with respect to the Property are true as of the Effective Date, but are not true at any time prior to and/or as of the Closing Date as a result of a matter, circumstance or event beyond the reasonable control of Seller or of which Seller had no actual knowledge, and Purchaser first discovers such untruth prior to Closing, Purchaser shall not be entitled to consider the untruth of the representation or warranty as an event of default under this Agreement, but instead Purchaser may, at its election, terminate this Agreement (and, upon such termination, the Earnest Money together with interest which has been earned thereon shall be refunded to Purchaser). In the event a representation or warranty made above is true as of the Effective Date, but is not true in every material respect at any time prior to and/or as of the Closing Date as a result of Seller’s intentional act, if Purchaser terminates this Agreement as a result thereof, Seller shall pay to Purchaser for Purchaser’s due diligence and out-of-pocket costs, legal fees and damages, as evidenced by proper invoices therefor, and all obligations of Purchaser under this Agreement shall terminate, except for Purchaser’s Continuing Obligations), or waive the failure of this condition precedent and close this transaction, in which event Purchaser shall have no claim against Seller after Closing for the failure of this condition as to such particular representation or warranty.
(ii)As of Closing, Seller shall have fully performed and satisfied in all material respects each and every obligation, term and condition to be performed and satisfied by Seller under this Agreement.
(iii)Seller shall have delivered to Purchaser, no less than five (5) Business Days before Closing, Tenant Estoppel Certificates (as defined below) not older than sixty (60) days prior to Closing (as the Closing may be extended) from the Major Tenants (as defined below) of the Property and the Companion Properties, and with respect to the Property and Companion Properties, other tenants therein which occupy that number of square feet thereof, which when added to the total square feet occupied by the Major Tenants of the Property and the Companion Properties (as set forth in the Rent Roll), equals at least eighty percent (80%) of the occupied square footage of the Buildings and the buildings on the Companion Properties (the “Estoppel Requirement”). The term “Major Tenants” shall mean the following Tenants: Kansas City Series of Lockton Companies, LLC, Cinemark USA, Inc., Barnes & Noble Booksellers, Inc., Forever 21 Retail, Inc., H & M Hennes & Maurize, L.P., The Gap, Inc., Banana Republic, Nabil I. Haddad and Peggy A. Haddad d/b/a Plaza III , The Limited Stores, Inc., Bravo Development, Inc., d/b/a Brio Tuscan Grille, and Vetterott Educational Centers, Inc., provided that any estoppel certificate under this Paragraph 9(a)(3) shall be acceptable (an “Acceptable Tenant Estoppel”) if and only if it (1) does not indicate the existence of a landlord default under the applicable Lease (other than minor technical or de minimis breaches), (2) confirms the amount of current base monthly rent under the applicable Lease, (3) does not indicate any conflict with or contain information contradictory to the terms and conditions of the applicable Lease (other than minor technical or de minimis conflicts or contradictions) and (4) does not state that the applicable Lease is not in full force and effect, provided, however, any Tenant Estoppel Certificate received from The Gap, Inc. evidencing only unresolved issues with respect to the reconciliation of common area maintenance payments between Seller and The Gap, Inc. shall be an Acceptable Tenant Estoppel as delivered.
For purposes of this Paragraph 9(a)(3), the term “Tenant Estoppel Certificate” shall mean an estoppel certificate executed by Tenants and tenants of the Companion Properties which are either in substantially the form of Exhibit O attached to the Side Letter, such other form as may be contemplated by the terms of any Lease or lease of a Companion Property which is the subject of a Tenant Estoppel Certificate, or the standard form routinely utilized by a national Tenant or national tenants of the Companion Properties from time to time when asked to deliver an estoppel certificate to its landlord. In determining whether the foregoing requirement has been satisfied, Purchaser agrees not to object to any non-material qualifications or modifications which a Tenant or tenant of a Companion Property may make to the form of its Tenant Estoppel Certificate, including qualifying any statement made therein to Tenant’s or a tenant’s (of any Companion Property) knowledge. If any Tenant or tenant of a Company Property indicates in its Tenant Estoppel Certificate that it has a claim (relating to a single default of a non-recurring nature) which would entitle it to set-off the amount of the claim against rent due under its Lease, the amount of such claim is ascertainable, and such default does not give the Tenant or the tenant of a Companion Property the right to terminate its Lease, or such Tenant or a tenant of a Companion Property has otherwise given Purchaser assurances satisfactory to Purchaser that it will not terminate its Lease as the result thereof, Seller shall have the right, at Seller’s sole option, to give Purchaser a credit against the cash portion of the Purchase Price in the amount of the claim, in which event, such Tenant Estoppel Certificate shall be deemed acceptable. Seller shall deliver copies of each signed and completed Tenant Estoppel Certificate to Purchaser promptly after Seller receives it, but no later than five (5) Business Days prior to the Closing Date. Purchaser shall notify Seller within five (5) Business Days following Purchaser’s receipt of any Tenant Estoppel Certificate in the event Purchaser determines that such Tenant Estoppel is not acceptable. If Seller has not obtained Acceptable Tenant Estoppels from a sufficient number of Tenants and tenants of the Companion Properties to meet the Estoppel Requirement, Seller may, at Seller’s option, elect to: (A) adjourn the Closing for a period not to exceed ten (10) business days to continue its efforts to obtain a sufficient number of Tenant Estoppel Certificates and/or (B) execute Seller estoppel certificates/affidavits, in substantially the form of Exhibit O-1 attached to the Side Letter (“Seller Estoppel Certificates”), for a sufficient number of Tenants and/or tenants of Companion Properties who fail to deliver Tennant Estoppel Certificates, in each case in order to satisfy the Estoppel Requirement of this Paragraph 9(a)(3), provided, Seller may not deliver Seller Estoppel Certificates regarding more than 10% of the occupied square footage of all of the Buildings and the buildings on the Companion Properties, and Seller cannot deliver a Seller Estoppel Certificate with respect to the lease of any Major Tenant. Notwithstanding the foregoing provisions of this Paragraph 9(a)(3), Seller agrees to request a Tenant Estoppel Certificate from each of the Tenants and the tenants of the Companion Properties and to diligently pursue the execution and delivery thereof, provided, Seller shall not be required to pay any money or sue any Tenant or any tenant of a Companion Property to procure a Tenant Estoppel Certificate.
(iv)The TIF Commission shall have consented to the assignment by Seller, and the assumption by Purchaser, of the Related 1998 Bond Documents, which consent shall also include confirmation reasonably satisfactory to Purchaser that Seller is not in default under the Related 1998 Bond Documents. If this condition is not satisfied and Purchaser terminates this Agreement, Seller shall reimburse Purchaser for Purchaser’s due diligence and out-of-pocket costs, including legal fees, as evidenced by proper invoices therefor.
(v)The TIF Commission shall have consented to the assignment by Seller, and the assumption by Purchaser, of the TIF Contract, which consent shall also include confirmation reasonably satisfactory to Purchaser that Seller is not in default under the TIF Contract. If this condition is not satisfied and Purchaser terminates this Agreement, Seller shall reimburse Purchaser for Purchaser’s due diligence and out-of-pocket costs, including legal fees, as evidenced by proper invoices therefor.
(vi)At Closing, Purchaser shall have received the Title Insurance Policy or marked Commitment insuring the Property, said Title Insurance Policy or marked Commitment being in the form required by this Agreement, and containing gap coverage, no standard exceptions, the endorsements requested by Purchaser during the Due Diligence Period, and containing no Schedule B-II exceptions other than the Permitted Exceptions.
(vii)Seller shall have simultaneously, with the Closing of the purchase of the Property pursuant to the terms of this Agreement, sold, transferred and conveyed to Purchaser all of the land, improvements and other property described in those Agreements for the Purchase and Sale of Real Estate of even date herewith between Seller and Purchaser (the “Companion Properties”) for the purchase and sale of land located in Country Club Plaza in Kansas City, Missouri (the “Companion Contracts”). In the event this Purchaser’s condition precedent is not satisfied, Purchaser shall have no obligation to close the transaction contemplated hereby, and may terminate this Agreement. Upon such termination, the Earnest Money shall be promptly returned to Purchaser and neither party shall have any obligation to the other hereunder except for (i) Purchaser’s Continuing Obligations,(unless due to Seller’s default under any of the Companion Contracts) and (ii) Seller shall remain liable to Purchaser for Seller’s breach of its obligations under this Agreement and the Companion Contracts, and

Purchaser shall have all rights and remedies related thereto as set forth in this Agreement and the Companion Contracts.
(b)    The obligations of Seller under this Agreement are contingent and conditional upon the following conditions being satisfied. In the event any of the conditions set forth below are not satisfied at Closing, Seller may (i) terminate this Agreement, or (ii) waive such failed condition and close this transaction as contemplated hereby. In the event Seller terminates this Agreement, upon such termination, the Earnest Money shall be promptly returned to Purchaser and neither party shall have any obligation to the other hereunder except for Purchaser’s Continuing Obligations. Seller’s conditions precedent are:
(i)The TIF Commission shall have consented to the assignment by Seller, and the assumption by Purchaser, of the Related 1998 Bond Documents.
(ii)The Tax Increment Financing Commission shall have consented to the assignment by Seller, and the assumption by Purchaser, of the TIF Contract.
(iii)Purchaser shall have simultaneously, with the Closing of the purchase of the Property pursuant to the terms of this Agreement, purchased from Seller all of the Companion Properties pursuant to the Companion Contracts. Upon such termination, neither party shall have any obligation to the other hereunder except for Purchaser’s Continuing Obligations.

10.    BROKERAGE. Each party represents and warrants to the other party that it has dealt with no broker or finder in connection with this transaction, except for Eastdil Secured, which has represented Seller in this transaction. In the event this transaction closes, Seller agrees to pay a real estate commission to Eastdil Secured pursuant to a separate agreement between Seller and Eastdil Secured. Each party indemnifies and holds the other party harmless from and against any and all other claims of all brokers and finders claiming by, through or under said party and in any way related to the sale and purchase of the Property pursuant to this Agreement, including, without limitation, attorney’s fees incurred by the other party in connection with such claims. The rights, covenants and obligations contained in this Section 10 shall survive the Closing.

11.    DEFAULTS AND REMEDIES.

(a)    Seller’s Breach . Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement or knowingly and willfully breaches a representation, covenant or warranty made herein, and fails to cure such failure or breach within five (5) business days after written notice, at Purchaser’s option, Purchaser may elect:
(i)    to terminate this Agreement, in which case the Earnest Money shall be returned to Purchaser and this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement (other than for Purchaser’s Continuing Obligations), except that, in the event specific performance is not an available remedy for Purchaser as a result of Seller’s intentional or willful acts, Seller shall remain liable to Purchaser for Purchaser’s due diligence and out-of-pocket costs, legal fees and damages, but only as evidenced by proper invoices therefor; or

(ii)    to sue for, and be entitled to, specific performance of the sale of the Property in accordance with the terms of this Agreement.

(b)    Purchaser’s Breach. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser fails to close the transaction contemplated by this Agreement in violation of this Agreement, and fails to cure such default within five (5) business days after written notice thereof from Seller, the Earnest Money, together with interest which has been earned thereon, shall be delivered to the Seller by the Escrowee as liquidated damages, and the parties shall have no further obligation to the other, except Purchaser shall remain liable to Seller for Purchaser’s Continuing Obligations. Purchaser and Seller acknowledge that the damages to Seller in the event of a breach of this Agreement by Purchaser would be difficult or impossible to determine, that the amount of the Earnest Money represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close as the result of Purchaser’s default hereunder, and that such estimate is reasonable under the circumstances existing as of the date of this Agreement. Purchaser and Seller agree that Seller’s right to retain the Earnest Money shall be Seller’s sole and exclusive remedy, at law and in equity, in the event of Purchaser’s failure to close the transaction contemplated in violation of this Agreement.

(c)    Survival. The rights, covenants and obligations contained in this Section 11 shall survive the Closing or earlier termination hereof. In addition, the foregoing provisions of this Section 11 shall not be deemed a waiver or limitation of any right or remedy either party may have for a breach by the other party of a representation, warranty or covenant contained in this Agreement that is intended to survive Closing or that is intended to be performed on a post-Closing basis.

12.    MISCELLANEOUS.

(a)    Assignment. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller except to a qualified intermediary in furtherance of a like-kind exchange under Section 1031 of the Internal Revenue Code as set forth in Paragraph 12(k) hereof. Except as set forth below, this Agreement may not be assigned or transferred by Purchaser without the prior written consent of Seller. Notwithstanding the preceding sentence, Purchaser may assign and transfer this Agreement to one or more limited liability companies or partnerships which are affiliates of Purchaser, provided, however, such assignment shall not relieve Purchaser from its obligations hereunder. Purchaser may also assign and transfer its right to purchase the Bonds or other components of the Property to one or more affiliates of Purchaser and may transfer to such transferee(s) the rights and remedies with respect thereto.
Seller and its respective successors, subsidiaries, affiliates, officers, directors, shareholders, partners, members, agents and employees (collectively referred to herein as “Seller Parties”) shall have no liability to any member of a “syndicate” formed for the purpose of purchasing the Property, or any other property, for any loss, cost, damages, and/or expenses, arising out of, or incurred as the result of, any representation or warranty made by the Purchaser with respect to the Property to the member of any syndicate (in any disclosure document prepared by Purchaser or its representative which is disseminated to any syndicate member, or otherwise), except for representations or warranties made by Purchaser which are consistent with the Seller’s representations and warranties in this Agreement (or any amendment thereto) or in any of the Closing Documents. Also, all knowledge of Purchaser with respect to an untrue, inaccurate or incorrect representation or warranty of Seller shall be and is hereby imputed to any syndicate member. Furthermore, Seller hereby expressly disclaims any representation or warranty made by Purchaser or any of its affiliates

(except those made which are consistent with Seller’s representations in Paragraph 7(a) herein), to any assignee in connection with the “syndication” and the sale of the Property thereto or in connection with any other assignment of this Agreement. Additionally, Purchaser hereby agrees to indemnify and hold harmless Seller, and its respective successors, subsidiaries, affiliates, officers, directors, shareholders, partners, members, agents and employees (collectively referred to herein as “Indemnitees”) from and against all loss, cost, damages, and/or expenses, including amounts paid, or to be paid, in settlement of any claim made against the Indemnitees arising out of, or incurred as the result of, any representation or warranty made by the Purchaser with respect to the Property to anyone (in any disclosure document or otherwise), except for representations or warranties made by Purchaser which are consistent with the Seller’s representations of Paragraph 7(a) hereof. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

(b)    Entire Agreement. This Agreement and the Side Letter constitute the entire agreement between Seller and Purchaser with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Purchaser. Any prior agreement or understanding between Seller and Purchaser concerning the Property is hereby rendered null and void.

(c)    Time is of the Essence. Time is of the essence in the execution and performance of this Agreement and of each of its provisions, provided however, if the last day for the exercise of any right (including, without limitation, the last day of the Due Diligence Period) or performance of any obligation by a party hereunder falls on a week-end or federal holiday or state holiday in Missouri (all other days being referred to herein as a “Business Day”), the time for such exercise or performance shall automatically be extended to the first business day thereafter, or if Closing does not occur on the Closing Date because of the occurrence of a “Force Majeure” (but unless Purchaser and Seller otherwise agrees in writing, no such Force Majeure extension shall exceed fifteen (15) days in the aggregate), the Closing Date shall be extended to the next practical business day subsequent to such occurrence. For purposes of this Section 12, the term “Force Majeure” means acts of God (including, but not limited to tornadoes, floods, hurricanes or other national disasters), expropriation or confiscation of facilities by any governmental authority, compliance with any order or request of any governmental authority, strikes, lockouts, riots, or other labor troubles or a national emergency, or similar causes not within Purchaser’s control.

(d)    Headings. The captions and headings of this Agreement are for convenience of reference only and do not in any way limit or amplify the terms and provisions hereof.

(e)    Further Assurances. As requested by one party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the requesting party, all rights, interests, powers or benefits intended to be conferred upon it by this Agreement. The rights, covenants and obligations contained in this Paragraph 12(e) shall survive the Closing hereof.

(f)    Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits or any schedules attached to the Side Letter.

(g)    Legal Fees. In the event of a default by either party of its obligations under this Agreement, the prevailing party in any action or proceeding in any court in connection therewith shall be entitled to recover from such other party its costs and expenses, including reasonable legal fees and associated court costs.

(h)    Notices. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by certified mail, return receipt requested, postage prepaid, by electronic mail (and in the case of email transmission, so long as such email expressly identifies in the subject line in all capital letters that the attached correspondence constitutes an official notice pursuant to this Section 12 and is followed by one of the other means of notice as set forth in this subparagraph) or by overnight courier (such as Federal Express), addressed as follows:

If to Seller:	c/o Highwoods Properties, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1051
Attn: Jeffrey D. Miller
Telephone: 919/875-6683
Email: jeff.miller@highwoods.com

If to HSI:	Highwoods Services, Inc.
3100 Smoketree Court, Suite 600
Raleigh, North Carolina 27604-1051
Attn: Jeffrey D. Miller
Telephone: 919/875-6683
Email: jeff.miller@highwoods.com

And a copy to:	Allman Spry Davis Leggett & Crumpler, P.A.
380 Knollwood Street, Suite 700
Winston-Salem, North Carolina 27103
Attn: Thomas T. Crumpler
Telephone: 336/631-1429
Email: tcrumpler@allmanspry.com

If to Purchaser:	c/o The Taubman Realty Group Limited Partnership
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
Attn: Simon Leopold
Telephone: 248/258-7656
Email: sleopold@taubman.com

And:	c/o The Taubman Realty Group Limited Partnership
200 East Long Lake Road, Suite 300
Bloomfield Hills, Michigan 48304-2324
Attn: Chris B. Heaphy, Executive Vice President
Telephone: 248-258-7489
Email: cheaphy@taubman.com

And:	c/o The Macerich Partnership, L.P.
401 Wilshire Boulevard, Suite 700
Santa Monica, CA 90401-1452
Telephone: 424/229-3300
Email: Thomas.Leanse@Macerich.com

And:	Manatt, Phelps & Phillips, LLP
11355 W. Olympic Boulevard
Los Angeles, CA 90064
Telephone: 310-312-4171
Email: tmuller@manatt.com

If to Escrow Agent:	Chicago Title Insurance Company
c/o Maxine Lievois
1050 Wilshire Drive, Suite 310
Troy, Michigan 48084
Telephone: 248/816-3850
Email: Maxine.lievois@fnf.com

Any such notice or communication shall be effective when delivered or when delivery is refused and an email notice shall also be effective when emailed provided that an original or copy of such notice is sent via one of the alternative methods noted above upon sending such email notice; provided further, that if such delivery occurs after 5:00 p.m. (local time where received) or on a day which is not a Business Day, then such notice or demand shall be deemed delivered on the immediately following Business Day after the actual day of delivery. Notices given by counsel to a party in accordance with the above shall be deemed given by such party.

(i)    Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Missouri.

(j)    Counterparts. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument. Signatures to this Agreement transmitted by email shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own emailed signature and shall accept the emailed signature of the other party to this Agreement.

(k)    Tax-Deferred Exchange. The parties acknowledge that the conveyance of the Property to Purchaser may be structured by Seller as a like-kind exchange (which may include a “forward” exchange and/or a “reverse” exchange pursuant to Section 1031 of the Internal Revenue Code). Purchaser agrees to reasonably cooperate with Seller in effecting such like-kind exchange, provided that (a) Seller shall bear all of the expenses associated therewith, (b) that Seller’s ability to undertake any such exchange (and/or the consummation thereof) shall not in any manner be considered a condition of Seller’s obligations under this Agreement. It is contemplated that Seller may assign all or a portion of its rights and obligations under this Agreement to a “qualified intermediary” pursuant to Treasury Regulation Section 1.103(k)-I(g)4(v) and, notwithstanding any other provision hereof, Purchaser expressly consents to such assignment. Accordingly, in the event of such assignment, Purchaser shall, upon notice from Seller, direct Purchaser’s payment for the Property directly to the qualified intermediary and shall to the extent of the assignment, treat the qualified intermediary as the valid assignee hereof. Notwithstanding anything contained herein, Purchaser shall not be required to acquire or hold legal or beneficial title to, or any other interest, in any property other than the Property for purposes of consummating the exchange. Purchaser shall incur no costs, expenses, obligations or liabilities in connection with Seller’s exchange, and Purchaser shall not be required to contract for purchase of any other property. In the event of any exchange, and notwithstanding that in connection with such exchange record title to the Property may be conveyed by Seller to an accommodation entity which thereupon conveys title to the Property to Purchaser, all covenants, agreements and indemnifications of Seller pursuant to this Agreement shall be deemed to be made by Seller, shall survive any conveyance to an accommodation party, shall continue in favor of and inure to the benefit of Purchaser and shall be enforceable by Purchaser against Seller to the extent provided in this Agreement as though the Property had been conveyed directly by Seller to Purchaser and the exchange shall in no way reduce, abridge or modify any of Seller’s obligations or any of Purchaser’s rights or remedies hereunder. Purchaser will have no liability to Seller under or in connection with the exchange, including in the event the exchange is not consummated, or in the event Seller does not achieve the desired tax treatment. It shall be a further condition that Purchaser’s obligations under this Section that Purchaser shall in no way be obligated to pay escrow costs, brokerage commissions, title charges, recording costs or other charges incurred with respect to any exchange property and/or the exchange and (b) in no way shall the Closing be subject to the consummation of the exchange, and the Seller shall not be relieved of its obligation to timely perform in accordance with the terms of this Agreement notwithstanding any failure, for any reason, of the exchange to be consummated, (c) if, for any reason, the Closing does not occur, Purchaser shall have no responsibility or liability to any third party involved in the exchange, (d) Purchaser will not be required to make any representations or warranties nor assume any obligations or liabilities, nor spend any sum or incur any liability whatsoever in connection with the exchange, and (e) the exchange shall not release the Seller from any representation, warranty or covenant of Seller or diminish any right or remedy with respect to Seller. The obligations of the Seller under this Section and the provisions of this Section shall survive the Closing and shall also survive any termination of this Agreement.

(l)    Confidential Information. Purchaser acknowledges that all material information with respect to the Property furnished by Seller to Purchaser other than information available generally to the public or brokers and all information regarding the Property discovered by Purchaser during the Due Diligence Period (collectively, the “Confidential Information”), is and has been so furnished, and Purchaser’s inspection rights are granted herein, on the condition that, subject to the terms hereof, Purchaser maintains the confidentiality thereof. Accordingly, Purchaser shall, and shall cause its members, officers, employees, agents, contractors and representatives to, hold in strict confidence, and not disclose to any other person or entity without the prior written consent of Seller until the Closing shall have been consummated, any of the Confidential Information in respect of the Property delivered to Purchaser by Seller or any of its agents, representatives, members, officers or employees, or discovered by Purchaser, its employees, agents or contractors during its due diligence related to the Property. If the Closing does not occur and this Agreement is terminated, Purchaser shall promptly return, or cause to be returned or destroy, to Seller all copies of such Confidential Information without retaining, or permitting retention of, any copy thereof. Notwithstanding anything to the contrary hereinabove set forth, Purchaser may disclose such Confidential Information (i) on a need to know basis to its offices, directors, members, shareholders, employees, its title insurer, its mortgage brokers, its brokers, its prospective lenders, its prospective investors, partners and members of professional firms serving it in connection with this transaction, including, without limitation, its (and their) attorneys, employees, officers, directors, accountants, architects, environmental and other consultants and engineers; (ii) as any governmental agency or authority may require in order to comply with applicable laws or regulations, including Seller’s and Purchaser’s required filings with the Securities and Exchange Commission, provided, however, Purchaser shall not have the right to confer with the TIF Commission in person, by telephone or electronic mail without Seller’s participation (unless Seller otherwise consents), and Seller agrees to notify Purchaser of any scheduled meetings (in person, by telephone or electronic mail) it may have with the TIF Commission regarding the TIF Commission’s consent to that portion of this transaction in which the TIF Contract and the Related 1998 Bond Documents are affected; (iii) in order to comply with law or NYSE rules or regulations; and (iv) if required by an order of any court of competent jurisdiction. Seller and Purchaser agree not to disclose to anyone the financial terms of the transactions contemplated by this Agreement, other than as set forth in (i) through (iv) above, or as required by law or a court order. The provisions of this subparagraph shall not survive Closing.

(m)    Press Releases. Each party agrees that it will not make any public statement, including without limitation, any press release, with respect to this Agreement and the transactions contemplated hereby any earlier than the first Business Day after the Due Diligence Period has expired and without first allowing the other party twenty four (24) hours to review such statement and provide comments thereon. Any such public statements shall be reasonably consistent with such party’s past disclosure practices and shall not contain disparaging or critical statements about any other party or its respective affiliates. Notwithstanding the foregoing, a party may at any time disclose information related to this Agreement and/or the transactions contemplated hereby (including, without limitation, Confidential Information) without the other’s prior approval or agreement to the extent such party or its respective affiliates determine, in consultation with its legal counsel, that such disclosure is required by applicable Law or in connection with any filing by such party or its respective affiliates with the SEC or any stock exchange rule applicable to such party or its respective affiliate, after first allowing the other party twenty-four (24) hours to review such statement and provide comments thereon.

(n)    Cross Default. In the event of a default by Seller or Purchaser under one of the Companion Contracts, the non-defaulting party may elect to terminate this Agreement and all of the Companion Contracts, but only if the non-defaulting party has the right to terminate the Companion Contract with respect to which the default occurred, and further provided, however, that the non-defaulting party’s right to terminate this Agreement and the Companion Contracts shall not be the non-defaulting party’s sole remedy, and the non-defaulting party shall also have whatever remedies are available to it under this Agreement and the Companion Contracts, and at law or equity.

(o)    Mutual Indemnities. The Seller agrees that as between Seller and Purchaser, the Seller shall be liable for all liabilities, loss, cost and/or damage (including attorney fees) which are asserted as (i) claims by third parties based upon a breach or alleged breach of Seller occurring prior to Closing of any of the Leases, the Service Contracts, other contracts related to the Property, and (ii) third party tort claims based upon acts or events occurring prior to the Closing (collectively, the “Claims”). The claims by third parties for loss or damage for which the Seller shall be responsible as set forth above are hereinafter referred to as “Claims Against Seller.” In this regard, the Seller agrees to indemnify and hold harmless Purchaser from and against all loss and damage (including costs and reasonable attorney fees) incurred by Purchaser as a result of Claims Against Seller.
Purchaser agrees that as between the Seller and Purchaser, from and after the Closing Date, Purchaser shall be liable for all liabilities, loss, cost and/or damage (including attorney fees) which are asserted as Claims, but only if such asserted Claims arise and accrue on or after the Closing Date. The claims by third parties for loss or damage for which Purchaser shall be responsible as set forth above are hereinafter referred to as “Claims Against Purchaser.” In this regard, Purchaser agrees to indemnify and hold harmless the Seller from and against all loss and damage (including costs and reasonable attorney fees) incurred by the Seller, or any of them, as the result of Claims Against Purchaser.
Any party entitled to indemnification under this Agreement (the “Indemnified Party”) shall, within ten (10) days after the receipt of notice of the assertion or imposition of any claim (but in no event later than ten (10) days prior to the date any response or answer is due in any proceeding) in respect of which indemnity may be sought from the party against whom an indemnity obligation is asserted pursuant to this Agreement (the “Indemnifying Party”), shall notify the Indemnifying Party in writing of the receipt of existence of such claim. The failure of the Indemnified Party to notify the Indemnifying Party shall not relieve it from any liability in respect of such claim which it may have to the Indemnified Party on account of this Agreement, except, however, the Indemnifying Party shall be relieved of liability to the extent that the failure to so notify (a) shall have caused prejudice to the defense of such claim, or (b) shall have increased the costs or liability of the Indemnifying Party by reason of the inability or failure of the Indemnifying Party (because of the lack of prompt notice from the Indemnified Party) to be involved in any investigations or negotiations regarding any such claim, nor shall it relieve the Indemnifying Party from any other liability which it may have to the Indemnified Party. In case any such claim shall be asserted or commenced against an Indemnified Party and it shall notify the Indemnifying Party thereof, the Indemnifying Party shall assume the defense thereof with legal counsel reasonably satisfactory to the Indemnified Party, and, after the defense thereof, the Indemnifying Party will not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. In the event that the Indemnifying Party does not assume the defense, or arrange settlement of any claim, the Indemnified Party may defend itself at the Indemnifying Party’s cost and may settle such claim without the written consent of the Indemnifying Party. Nothing in this paragraph shall be construed to mean that Purchaser shall be responsible for any obligations, acts or omissions of Seller prior to the Effective Date, except for those obligations and liabilities expressly assumed by Purchaser pursuant to this Agreement; and nothing in this Agreement shall be construed to mean that Seller shall be responsible for any obligations, acts or omissions of Purchaser after the Effective Date, except for those obligations and liabilities arising after the Effective Date expressly assumed by Seller pursuant to this Agreement.
The provisions of this Paragraph 12(o) shall survive the Closing.

13.    MACERICH AND TAUBMAN BOARD OF DIRECTORS APPROVAL. Macerich and Taubman shall each diligently seek to obtain the approval of this Agreement, the Companion Contracts and the transactions contemplated thereby, and the transaction contemplated hereby by the Board of Directors of Macerich and Taubman by no later than December 23, 2015 at 5:00 PM, eastern standard time. In the event the Board of Directors of Macerich and/or Taubman do not approve this Agreement no later than 5:00

PM, eastern standard time, on December 23, 2015, then this Agreement shall automatically terminate and be deemed null and void.

14.    EFFECTIVE DATE. The “Effective Date” for the purpose of this Agreement shall be the date set forth in the first paragraph of this Agreement.

15.    REGULATION S-X. Purchaser has advised Seller that Purchaser or its affiliates must comply with Securities Exchange Commission Regulation S-X (17 C.F.R. § Part 210) (“Regulation S-X”), including, but not limited to, Item 3-14 thereof, which may require Purchaser to prepare up to three (3) years of audited income statements for the Property. From and after the date of this Agreement, Seller shall provide, (i) at no material cost to Seller, within thirty (30) days of Seller’s receipt of such written request from Purchaser, to Purchaser any reasonable financial information, financial statements and supporting documentation actually in Seller’s possession or under Seller’s control as are reasonably necessary for Purchaser to prepare such income statements in compliance with Regulation S-X, (ii) at reasonable times during the business day, at no material cost to Seller at times convenient to Seller, within fifteen (15) days of Seller’s receipt of such written request from Purchaser therefor, Purchaser’s independent auditor access to the books and records of the Property and all related information for the period or periods for which Purchaser is required to have the Property audited pursuant to Regulation S-X, and (iii) to such auditor a customary representation letter regarding the books and records of the Property in connection with such auditor’s normal course of auditing the Property in accordance with generally accepted auditing standards. The provisions of this Section 15 shall survive the Closing. Seller will cooperate with Purchaser’s reasonable requests in connection with financial reporting for Purchaser or its affiliates and Purchaser will take customary steps to insure the confidentiality of the audit process.

16.    EXHIBITS AND SCHEDULES. The Side Letter contains certain Exhibits and Schedules which are hereby incorporated into this Agreement by reference.
IN WITNESS WHEREOF, the parties have executed Signature Pages to this Agreement as of the day, month and year first written above.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE
BY AND BETWEEN

HIGHWOODS REALTY LIMITED PARTNERSHIP,

HIGHWOODS SERVICES, INC.
And
COUNTRY CLUB PLAZA KC PARTNERS LLC,
THE MACERICH PARTNERSHIP, L.P.,
And
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

Dated as of December 21, 2015

SELLER:	HIGHWOODS REALTY LIMITED PARTNERSHIP,
a North Carolina limited partnership

	By:	Highwoods Properties, Inc.,
a Maryland corporation, its Sole General Partner

December 21, 2015	By:	/s/ Jeffrey D. Miller
Date of Execution	Name:	Jeffrey D. Miller
	Title:	Senior Vice President and General Counsel

HSI:	HIGHWOODS SERVICES, INC.,
a North Carolina corporation

December 21, 2015	By:	/s/ Jeffrey D. Miller
Date of Execution	Name:	Jeffrey D. Miller
	Title:	Senior Vice President and General Counsel

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE
BY AND BETWEEN

HIGHWOODS REALTY LIMITED PARTNERSHIP,

HIGHWOODS SERVICES, INC.
And
COUNTRY CLUB PLAZA KC PARTNERS LLC,
THE MACERICH PARTNERSHIP, L.P.,
And
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

Dated as of December 21, 2015

PURCHASER:	COUNTRY CLUB PLAZA KC PARTNERS LLC,
a Delaware limited liability company

	By:	TRG CCP Holdings LLC,
a Delaware limited liability company

December 21, 2015	By:	/s/ Chris B. Heaphy
Date of Execution	Name:	Chris B. Heaphy
	Its:	Authorized Signatory

	By:	MACERICH CCP LLC,
a Delaware limited liability company

December 21, 2015	By:	/s/ Thomas J. Leanse
Date of Execution	Name:	Thomas J. Leanse
	Its:	Authorized Signatory

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE
BY AND BETWEEN

HIGHWOODS REALTY LIMITED PARTNERSHIP,

HIGHWOODS SERVICES, INC.
And
COUNTRY CLUB PLAZA KC PARTNERS LLC,
THE MACERICH PARTNERSHIP, L.P.,
And
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

Dated as of December 21, 2015

MACERICH:	THE MACERICH PARTNERSHIP, L.P.,
a Delaware limited partnership

	By:	The Macerich Company,
its General Partner

December 21, 2015	By:	/s/ Thomas J. Leanse
Date of Execution	Name:	Thomas J. Leanse
	Its:	Senior Executive Vice President,
Chief Legal Officer and Secretary

SIGNATURE PAGE
TO
AGREEMENT FOR PURCHASE AND SALE OF
REAL ESTATE
BY AND BETWEEN

HIGHWOODS REALTY LIMITED PARTNERSHIP,

HIGHWOODS SERVICES, INC.
And
COUNTRY CLUB PLAZA KC PARTNERS LLC,
THE MACERICH PARTNERSHIP, L.P.,
And
THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

Dated as of December 21, 2015

TAUBMAN:	THE TAUBMAN REALTY GROUP
LIMITED PARTNERSHIP,
a Delaware limited partnership

December 21, 2015	By:	/s/ Chris B. Heaphy
Date of Execution	Name:	Chris B. Heaphy
	Its:	Authorized Representative

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